Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
Dated August 2, 2011
among
COGDELL SPENCER LP,
as Borrower,
COGDELL SPENCER INC.,
as a Guarantor,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
THE OTHER LENDERS PARTY HERETO
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as
Sole Lead Arranger and Sole Bookrunner

i

v

SCHEDULES

2.01	Commitments and Applicable Percentages
5A.03	Collateral Information
5A.04(c)	Appraisal Requirements
5A.04(d)	Borrowing Base Properties
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries and Other Equity Investments
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Eligible Property Compliance Certificate
G	Estoppel Certificate
H	Subordination, Nondisturbance and Attornment Agreement
I	Consent and Agreement Regarding Performance Under Ground Lease
J	Environmental Indemnity Agreement
K	Pledge Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into effective as of August 2, 2011, among COGDELL SPENCER LP, a Delaware limited partnership (“Borrower”), COGDELL SPENCER INC., a Maryland corporation (“CSI”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
The Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition of (i) an equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such an interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, which, following such acquisition, would result in the assets and liabilities of such Person being included in CSI’s consolidated balance sheet, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person, but shall not include the acquisition of real property irrespective of what percentage such real estate may represent of the assets of the seller thereof.
“Additions or Enhancements” means with respect to any Borrowing Base Property any improvements, expansions, additions, alterations, betterments or appurtenances thereto.
“Adjusted Consolidated Total Asset Value” means, as of any date, an amount equal to (a) Consolidated Total Asset Value as of such date, minus (b) the portion of Consolidated Total Asset Value as of such date attributable to all Excluded Subsidiaries as of such date.
“Adjusted Property EBITDA” means with respect to each Property owned by the Borrower or any Subsidiary (other than a Development Property or Unimproved Land) for any period (without duplication): (a) net income (loss) of such Property for such period determined in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization expense; (ii) total interest expense of such Property, including capitalized interest not funded under a construction loan interest reserve account, determined in accordance with GAAP for such period; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; less (b) Capital Reserves.

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.
“Aggregate Commitments” means the Commitments of all Lenders.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the term loan facility hereunder represented by (i) at any time during the Availability Period, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 9.02, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 7.02(b):

Pricing		Applicable Rate
Level	Total Leverage Ratio	Eurodollar Rate	Base Rate
1	< 0.40:1	3.25%	2.25%
2	> 0.40:1 but < 0.50:1	3.50%	2.50%
3	> 0.50:1 but < 0.60:1	3.75%	2.75%
4	> 0.60:1	4.00%	3.00%
Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then one Pricing Level higher than the previously applicable Pricing Level (unless already at Pricing Level 4) shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date until delivery of the Compliance Certificate for the fiscal quarter ending September 30, 2011 shall be determined based upon Pricing Level 2.

“Appraisal Requirements” means, collectively, those standards, policies, requirements and provisions regarding valuation of Borrowing Base Properties set forth in Schedule 5A.04(c), as it may be amended from time to time.
“Appraised Value” means, with respect to any Eligible Property, on an “as-is” basis, the lesser of its (i) Leased Fee Value and (ii) Fee Simple Value, as determined by a Qualified Appraiser; provided, however, if any entity (other than CSI or any Affiliate thereof) shall have a contractual right to purchase any Eligible Property from Borrower or any Guarantor, the Appraised Value of such Eligible Property shall be deemed to be the purchase price under such option, but only to the extent such purchase price is less than the Appraised Value as determined under clause (i) or (ii), as appropriate.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a sole lead arranger and sole bookrunner.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of CSI and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) November 2, 2011, and (b) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benefited Parties” means, collectively, the Agent and the Lenders and affiliates thereof party to a Secured Cash Management Agreement or Secured Hedge Agreement with CSI or any Subsidiary thereof.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Borrowing Base” means, collectively, the Borrowing Base Properties.
“Borrowing Base Property” means each Eligible Property identified as constituting a part of the Borrowing Base on Schedule 5A.04(d), as it may be updated, amended or replaced from time to time in accordance with the terms hereof, with respect to which (i) Agent has received all of the items required by Sections 5A.04(a) and (b), and (ii) all other conditions set forth in Sections 5A.04(a) and (b) have been satisfied. Each Eligible Property shall only be deemed to constitute a Borrowing Base Property so long as (1) such Property continues to meet the requirements set forth in the definition of “Eligible Property” and (2) all of the requirements set forth in Section 5A.04 for inclusion in the Borrowing Base (including, without limitation, the continuing perfected, first priority pledge in favor of Agent, for the benefit of the Secured Parties, of all of the Equity Interests owned by the Loan Parties in each Subsidiary that owns or leases a Borrowing Base Property) continue to be met with respect to such Property. Each reference to “Borrowing Base Properties” in this Agreement shall include Mortgaged Properties that qualify as Borrowing Base Properties under this definition.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.40 per square foot of such Property times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in the determination of Capital Reserves. If the term “Capital Reserves” is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of CSI and its Subsidiaries and the appropriate pro rata share of all square footage in Properties owned by Unconsolidated Affiliates.

“Capitalized Lease Obligations” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Collateral” means cash, Cash Equivalents or deposit account balances pledged to and deposited with or delivered to the Agent, for the benefit of the Secured Parties, as collateral for the Obligations, in each case pursuant to documentation in form and substance satisfactory to the Agent.
“Cash Equivalents” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper of a corporation maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s (but, for the avoidance of doubt, specifically excluding asset-backed investments and any commercial paper issued by a special investment vehicle);
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank organized or conducting business under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $750,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and
(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the types described in clauses (a) through (d) above and which is issued by a financial institution having total assets in excess of $5,000,000,000.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, an event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any person Controlled by the Chairman of the Board of Directors or the Chief Executive Officer of CSI) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 33% or more of the equity securities of CSI entitled to vote for members of the board of directors or equivalent governing body of CSI on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of CSI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) any Person other than CSI or CS Business Trust I (or any successor thereto that is wholly-owned by CSI and is a Guarantor) shall become the general partner of Borrower; or
(d) any Person other than CSI shall be the beneficial owner, directly or indirectly, of any interests or be the beneficiary of CS Business Trust I or CS Business Trust II.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Collateral” means, collectively, all property of CSI, the Borrower or any Subsidiary or any other Person in which the Agent or any Lender is granted a Lien as security for all or any portion of the Obligations under any of the Security Instruments.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated Adjusted EBITDA” means for any period for CSI and its Subsidiaries on a consolidated basis (without duplication):
(a) net income (loss) of CSI and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Consolidated Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring losses; minus (but only to the extent included in the determination of such net income (loss)) extraordinary or non-recurring gains; plus
(b) CSI’s pro rata share of net income (loss) of Unconsolidated Affiliates for such period determined on a consolidated basis, in accordance with GAAP, plus the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense (without duplication of any amounts excluded as Consolidated Interest Expense under clause (a)(ii) above); (iii) income tax expense; and (iv) extraordinary or non-recurring losses of Unconsolidated Affiliates; minus (but only to the extent included in the determination of such net income (loss)) extraordinary or non-recurring gains of Unconsolidated Affiliates; plus
(c) inter-company eliminations related to Erdman and its subsidiaries; less
(d) Capital Reserves.

Consolidated Adjusted EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement No. 141 of the Financial Accounting Standards Board (FAS 141).
“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) all regularly scheduled principal payments paid or payable with respect to Consolidated Total Indebtedness of CSI and its Subsidiaries during such period (other than any balloon, bullet or similar principal payment that repays such Indebtedness in full), and (c) all Preferred Dividends paid during such period, including the pro rata share of the Preferred Dividends paid by Unconsolidated Affiliates.
“Consolidated Interest Expense” means, for any period for CSI and its Subsidiaries, without duplication, (a) total interest expense of CSI and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the pro rata share of interest expense (calculated in the manner set forth in clause (a)) of Unconsolidated Affiliates for such period.
“Consolidated Recourse Indebtedness” means, at any time, the aggregate outstanding principal amount of all Recourse Indebtedness of CSI and its Subsidiaries at such time on a consolidated basis.
“Consolidated Tangible Net Worth” means, as of a given date with respect to CSI and its Subsidiaries on a consolidated basis in accordance with GAAP, (a) the stockholders’ equity of CSI and its Subsidiaries determined on a consolidated basis, plus (b)(i) accumulated depreciation and amortization and (ii) (to the extent deducted in determining stockholders’ equity of CSI and its Subsidiaries) minority interests in operating partnerships, determined in accordance with GAAP, minus (c) the following (to the extent reflected in determining stockholders’ equity of CSI and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained on CSI’s consolidated balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of CSI’s consolidated balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.
“Consolidated Total Asset Value” means, as of any date, the sum of all of the following of the Borrower and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP applied on a consistent basis, without duplication: (a) cash, cash equivalents and the value of marketable securities, plus (b) with respect to each Property owned by the Borrower or any Subsidiary (other than a Development Property or Unimproved Land), the quotient of (i) Adjusted Property EBITDA attributable to such Property for the fiscal quarter most recently ended times 4, divided by (ii) 0.080, plus (c) the GAAP book value of all Properties acquired during the most recent four fiscal quarters, plus (d) the GAAP book value all Development Properties, plus (e) the portion of Consolidated Adjusted EBITDA attributable to Erdman and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis for the four consecutive fiscal quarters most recently ended times a multiple of 8.0 times (not to exceed 15% of Consolidated Total Asset Value), plus (f) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes. For purposes of this definition, the Borrower’s pro rata share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Consolidated Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Consolidated Total Asset Value, Net Operating Income from Properties acquired or disposed of by the Borrower or any Subsidiary during the immediately preceding four fiscal quarters shall be excluded.

“Consolidated Total Indebtedness” means all Indebtedness of CSI and all of its Subsidiaries determined on a consolidated basis and shall include (without duplication) the pro rata share of the Indebtedness of CSI’s Unconsolidated Affiliates.
“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties that are under development or are scheduled to commence development within 12 months.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CS Business Trust I” means CS Business Trust I, a Maryland statutory trust, and the general partner of the Borrower.
“CS Business Trust II” means CS Business Trust II, a Maryland statutory trust, and a limited partner of the Borrower.
“CSI” has the meaning specified in the introductory paragraph hereto.
“Debt Service Coverage Ratio” means the ratio of (i) aggregate Net Operating Income attributable to the Borrowing Base Properties minus Capital Reserves allocable to such properties for the fiscal quarter most recently ended times 4, to (ii) annual aggregate debt service on the outstanding principal amount of Loans (assuming level debt service over a thirty (30) year amortization period and interest (computed on a 365-6/360 basis) at a per annum rate equal to the greater of (a) 7.00% and (b) the sum of (1) the then-current yield on United States Treasury Securities having a ten (10) year maturity plus (2) two hundred fifty (250) basis points).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder (it being understood that a Lender is not a Defaulting Lender solely as a result of its refusal to fund due to a good faith belief by such Lender that the Borrower has not met the conditions necessary to obtain a funding), (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (it being understood that a Lender is not a Defaulting Lender solely as a result of its refusal to fund under other agreements due to a good faith belief by such Lender that the applicable borrower under such other agreement has not met the conditions necessary to obtain a funding thereunder), (c) has failed, within three Business Days after request by the Agent or the Borrower, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Delayed Draw Amount” means the lesser of (i) $4,513,050.00 and (ii) the Synthetic DSCR Principal Amount supported solely by the Florence Property.
“Development Property” means either (i) a Property that is either under development as Construction-in-Process or is scheduled to commence development within twelve (12) months or (ii) a Property on which the improvements (other than tenant improvements on unoccupied space) related to the development thereof have been completed for less than twelve (12) months but the Property has not achieved an Occupancy Rate of at least 80%. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for twelve (12) months or more shall cease to constitute a Development Property regardless of its Occupancy Rate.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Eligible Property” means a Property which satisfies all of the following requirements, as evidenced in an Eligible Property Compliance Certificate:
(a) such Property is fully developed as (i) a medical office property, (ii) an ambulatory surgery property, (iii) a life science property, or (iv) other property customarily constituting an asset of a REIT specializing in medical office properties;
(b) (i) such Property is 100% owned by a Guarantor, or 100% leased by a Guarantor under a Ground Lease reasonably acceptable to the Agent as to which (A) Lease Party Documents (if applicable) and a true and complete copy of the Ground Lease shall have been delivered to the Agent, (B) the base rental payments to lessors or their assignees by such Persons under such Ground Lease shall not be delinquent for more than 30 days, and there shall be no other default under such Ground Lease that gives the lessor thereunder the right to terminate such Ground Lease (after giving effect to any applicable cure periods therein), and (C) such Ground Lease is evidenced by a memorandum of lease properly recorded in the land records for the county in which the applicable Property is situated; and (ii) the Equity Interests in the Guarantor that owns or leases such Property are at least 95% owned, directly or indirectly, by CSI or the Borrower and CSI or the Borrower has the power to direct acquisition, disposition, mortgaging, financing and other major property decisions with respect to such Property either without any consent, approval or participation from any other owner of Equity Interests in such Guarantor or such consent has been obtained;
(c) such Property, or any interest of the Borrower or any Guarantor therein, is free of all Liens except Permitted Encumbrances;
(d) the Borrower, directly or indirectly through the Guarantor that owns or leases such Property, has the right to take the following actions without the need to obtain the consent of any Person, or to the extent any consent is required by the Ground Lease, such consent has been obtained: (i) to sell, transfer or otherwise dispose of such Property in the case of an owned Property or (ii) to create a lien on such Property as security for Indebtedness of the Borrower or such Guarantor, in the case of a leased Property;
(e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and

(f) such Property is in material compliance with all Environmental Laws as evidenced by a Phase I environmental assessment (and, if required or recommended by the results of the Phase I environmental assessment, a Phase II environmental assessment) in form and substance reasonably satisfactory to the Agent, and dated not earlier than six months prior to the date of the Eligible Property Compliance Certificate for such Property; or
(g) if such Property does not meet the above criteria, such Property is otherwise acceptable to the Required Lenders in their sole and absolute discretion.
“Eligible Property Compliance Certificate” means a certificate of the Borrower, dated the date of submission to the Agent of the items required thereby, evidencing the compliance by a particular Eligible Property with items (a) through (f) of the definition of “Eligible Property”, or, with respect to an Eligible Property qualifying as such under item (g) of the definition of “Eligible Property,” evidencing compliance with those items required by the Required Lenders, in the form of Exhibit F.
“Environmental Indemnity Agreement” or “Environmental Indemnity Agreements” means, individually and collectively, as the context requires, each of the Environmental Indemnity Agreements executed by the Borrower, CSI, or any other Guarantor with respect to the Mortgaged Properties, substantially in the form of Exhibit J.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by CSI or any Subsidiary of any Equity Interest in such Person and shall in any event include (x) the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests or (y) any additional capital contribution, by way of capital call or otherwise, in respect of any equity interest previously issued.
“Erdman” means the Erdman Company.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
“Eurodollar Rate” means
(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula; and

Eurodollar Rate	=	Eurodollar Base Rate 1.00 — Eurodollar Reserve Percentage
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Agent ’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Where,
“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Subsidiary” means (i) any Subsidiary (a) holding title to assets which are or are to become collateral for any Non-recourse Indebtedness of such Subsidiary permitted pursuant to Section 8.03(g); (b) which is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such secured Indebtedness or (ii) a provision of such Subsidiary’s Organization Documents, which provision was included in such Subsidiary’s Organization Documents as a condition to the extension of such secured Indebtedness; (c) that is not wholly-owned, directly or indirectly, by CSI; or (d) that at formation was designated by CSI as a future joint venture and (ii) Verdugo Management, LLC, a California limited liability company; provided, however, that no Subsidiary that owns or leases a Borrowing Base Property shall be an Excluded Subsidiary.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).
“Facility Guaranty” means, collectively, the guaranty by CSI of Borrower’s Obligations as set forth in Article V and the Guaranty, as each of the same may be amended, restated, modified or supplemented from time to time.
“Facility Interest Expense” means, for any period, the total amount of interest payable hereunder for such period.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) Borrower shall have permanently terminated the credit facilities under the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon; (b) all Commitments shall have terminated or expired; (c) the obligations and liabilities of Borrower and each other Loan Party under all Secured Cash Management Agreements and Secured Hedge Agreements shall have been fully, finally and irrevocably paid and satisfied in full and the Secured Cash Management Agreements and Secured Hedge Agreements shall have expired or been terminated, or other arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made with respect thereto; and (d) Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents not covered in the foregoing clauses (a) through (c) (except for future obligations consisting of continuing indemnities and other contingent Obligations of Borrower or any Loan Party that may be owing to any of its Related Parties or any Lender pursuant to the Loan Documents and expressly survive termination of this Agreement or any other Loan Document).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

“Fee Letter” means the letter agreement, dated June 29, 2011, among Borrower, Agent and MLPFS with respect to the credit facilities contemplated by this Agreement.
“Fee Simple Value” means the appraised value of a property for which the owner has absolute ownership, unencumbered by any other interest or estate subject only to Permitted Encumbrances, and the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.
“Florence Property” means the Property referred to on Schedule 5A.04(d) as St. Elizabeth Florence MOB.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” means, with respect to CSI and its Subsidiaries and for a given period, (a) net income (loss) of CSI and its Subsidiaries determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property determined on a consolidated basis during such period plus (c) depreciation and amortization expense (other than amortization of deferred financing costs) plus (d) extraordinary or non-recurring gains (or losses) plus (e) inter-company eliminations related to Erdman and its Subsidiaries plus (f) any Restricted Payment deducted in the determination of net income (loss) of CSI and its Subsidiaries determined on a consolidated basis for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect Funds From Operations on the same basis.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” shall have the meaning specified in Section 5A.03.
“Grantor Authority Documents” means with respect to the applicable Grantor (to the extent not previously delivered):
(a) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Grantor as the Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Grantor is a party;
(b) such documents and certifications as the Agent may reasonably require (x) to evidence that such Grantor is duly organized or formed, and (y) to evidence that such Grantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(c) a certificate of a Responsible Officer of such Grantor either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Grantor and the validity against such Grantor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.
“Ground Lease” means, with respect to any Borrowing Base Property, a ground lease or air rights lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options exercisable at Borrower’s sole discretion) of 40 years or more from the date such property becomes a Borrowing Base Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or for which the consent of the lessor has been obtained; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Ground Lessor Agreement” means, with respect to any Mortgaged Property subject to a Ground Lease, a Consent and Agreement Regarding Performance Under Ground Lease executed by the Agent, the owner and the ground lessee of such Mortgaged Property, in substantially the form attached hereto as Exhibit I or such other form as may be reasonably acceptable to the Agent in consideration of the terms of the related Ground Lease.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor’s Obligations” has the meaning specified in Section 5.01.
“Guarantors” means, collectively or individually as the context may indicate, CSI, CS Business Trust I, CS Business Trust II, and the Subsidiary Guarantors.
“Guaranty” means the Guaranty Agreement made by the Subsidiary Guarantors, CS Business Trust I and CS Business Trust II in favor of Agent for the benefit of the Benefited Parties, substantially in the form of Exhibit E.
“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Guarantor to Agent pursuant to Section 7.13, Section 10.10 or otherwise.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Contract permitted under Article VIII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract permitted under Article VIII, in each case in its capacity as a party to such Swap Contract.

“Increase Amount” has the meaning specified in Section 2.14(d).
“Increase Effective Date” has the meaning specified in Section 2.14(d).
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 60 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) at the option of such Person); (h) net obligations under any Swap Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Swap Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of Borrower.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.
“Initial Funding Amount” means the lesser of (i) $76,286,950.00 and (ii) the Synthetic DSCR Principal Amount of the Borrowing Base Properties on the Closing Date.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, on any day a prepayment under Section 2.05 is made and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, on any day a prepayment under Section 2.05 is made and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in unimproved land holdings and Properties, and costs to construct real property assets under development) or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. Any banking commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, United States Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lease Party Documents” means, with respect to any Mortgaged Property, an Estoppel Certificate substantially in the form attached hereto as Exhibit G and a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit H, executed by each tenant occupying more than 20% of the square footage of such Mortgaged Property and the owner or ground lessee (as applicable) of such Mortgaged Property.
“Leased Fee Value” means the appraised value to the lessee thereof of a property for which the owner has conveyed by lease the rights of use and occupancy of such property to such lessee.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to Borrower under Article II.
“Loan Documents” means this Agreement (including the Facility Guaranty contained herein), each Note, if any, the Security Instruments, the Lease Party Documents, the Ground Lessor Agreements, the Environmental Indemnity Agreements, the Fee Letter and the Guaranty.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Loan Parties” means, collectively, CSI, Borrower and each other Person (other than Agent or any Lender) executing a Loan Document including, without limitation, each Guarantor.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, or Borrower and the Guarantors, taken as a whole; (B) a material impairment of the rights and remedies of the Agent or any Lender under any loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any loan documentation to which it is a party; and (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.
“Material Subsidiary” means any direct or indirect Subsidiary of CSI, other than any Excluded Subsidiary, which either (a) has total assets equal to or greater than five percent (5%) of the Consolidated Total Asset Value (calculated as of the most recent fiscal period end with respect to which Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b)), or (b) owns or leases a Borrowing Base Property; provided, however, that, if the aggregate amount of Consolidated Total Asset Value attributable to such Subsidiaries is not at least ninety percent (90%) of Adjusted Consolidated Total Asset Value as of the end of any fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten days, the Agent) shall designate sufficient additional Subsidiaries as “Material Subsidiaries” as necessary to eliminate such deficiency, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries, provided, further, however, that any Material Subsidiary shall cease to be a Material Subsidiary and shall be released immediately from the Guaranty or any obligation to provide a Guarantee of Borrower’s Obligations, as the case may be, if it or substantially all of its assets are sold or conveyed in a transaction otherwise permitted under this Agreement.
“Maturity Date” means August 2, 2014, as such date may be extended pursuant to Section 2.15.
“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds to secure debt executed by the Borrower, CSI, or any other Guarantor and delivered to Agent, granting a Lien to the Agent (or a trustee for the benefit of the Agent) for the benefit of the Secured Parties in the Mortgaged Properties, in form and substance reasonably acceptable to the Agent. In the case of a Mortgaged Property located in a jurisdiction where any Revolver Mortgage has been recorded, a Mortgage in form and substance substantially similar to such Revolver Mortgage (as determined by the Agent in its reasonable discretion) shall be acceptable to the Agent, subject to any revisions reasonably necessary to address changes in applicable law that have occurred since the recording of the applicable Revolver Mortgage. In the case of the Properties referred to on Schedule 5A.04(d) as Methodist Professional Center I and East Jefferson Medical Plaza, the Mortgages shall in each case be in form and substance substantially similar to the mortgages most recently granted by the applicable Guarantors to Bank of America, N.A. to encumber such Properties, subject to any revisions reasonably necessary to address changes in applicable law that have occurred since the dates of recording of such other mortgages. In the case of a Mortgaged Property (other than the Properties referred to on Schedule 5A.04(d) as Methodist Professional Center I and East Jefferson Medical Plaza) located in a jurisdiction where no Revolver Mortgage has been recorded, a Mortgage shall be acceptable to Agent if it is substantially similar to the Revolver Mortgages (as determined by the Agent in its reasonable discretion) in respect of (a) the types and description of obligations secured, (b) insurance requirements, (c) provisions governing collection and application of insurance and condemnation proceeds, (d) covenants related to operation and maintenance of the Property and (e) events of default, but otherwise incorporates (i) all remedies available and customarily included in mortgages in the jurisdiction encumbering properties similar to the applicable Mortgaged Property; (ii) state-specific waivers customarily included in mortgages in the jurisdiction or that the Agent otherwise deems advisable; (iii) provisions necessary or advisable, in the Agent’s discretion, to comply with applicable state law relating to validity and priority of the Mortgage lien as security for all of the Obligations (including future advances) and to allow the Agent to realize on the real and personal property collateral described in the Mortgage to the full extent available under applicable law; and (iv) revisions reasonably necessary to address changes in applicable law that have occurred since the recording of the Revolver Mortgages.
“Mortgaged Property” or “Mortgaged Properties” means individually or collectively as the context indicates, any Property or Properties subject to a Mortgage pursuant to Section 5A.01(b).
“Mortgage Receivables” means (i) the principal amount of any seller financing provided by CSI or any Subsidiary thereof to any Person on an arm’s length transaction basis, which is secured by a mortgage on the real property assets subject to such financing and (ii) collateralized mortgage obligations that are rated not less “Baa2/BBB” by at least two nationally recognized rating agency services.
“Mortgage Requirement Trigger Date” means the earliest of (1) the date that Borrower obtains actual knowledge that Mortgages are or will be required pursuant to Section 5A.01(b), (2) the date that Borrower delivers a Compliance Certificate to Agent indicating that Mortgages are required pursuant to Section 5A.01(b), and (3) the date on which a Compliance Certificate that would (if properly completed) indicate that Mortgages are required pursuant to Section 5A.01(b) is due to Agent hereunder.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Operating Income” or “NOI” means, for any Property and for a given period, an amount equal to (a) the sum of the gross revenues for such Property for such fiscal period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all operating expenses incurred with respect to such Property for such fiscal period (including an appropriate accrual for property taxes and insurance); provided that there shall be deducted from such amount (to the extent not duplicative of deduction already taken in the calculation of Net Operating Income), on a pro rata basis for such period, management expenses computed at an annual rate equal to the greater of (i) 4% of the annualized gross revenue of such Property and (ii) the annualized amount of management fees actually incurred with respect to such Property. Borrower may perform the preceding calculation on an aggregate basis for all such Properties wherever the context would appropriately permit or warrant the use of an aggregate calculation.

“Net Proceeds” means, with respect to the sale, transfer or other disposition by any Loan Party of any Equity Interests to any Person other than any Loan Party, as applicable, (a) the amount of cash (freely convertible into Dollars) received by such Loan Party, from such sale or other disposition (including, without limitation, any tax refund or tax benefit resulting from a loss on such sale or other disposition as and when such tax benefit is realized), after (i) provision for all income or other taxes of CSI and its Subsidiaries measured by or resulting from such sale or other disposition, (ii) payment of all reasonable third-party brokerage commissions and other reasonable out-of-pocket fees and expenses to third parties related to such sale or other disposition, and (iii) deduction of appropriate amounts to be provided by such Loan Party as a reserve, in accordance with GAAP, against any liabilities associated with such sale, transfer or other disposition and retained by such Loan Party after such sale or other disposition or (b) with respect to the issuance of Partnership Units by the Borrower, the GAAP book value assigned to such Partnership Units upon the issuance thereof.
“Non-recourse Indebtedness” means, with respect to a Person, (a) Indebtedness of such Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, fraudulent conveyance, intentional misrepresentation, misappropriation of funds or other property, misapplication of funds (including without limitation rents, profits, tenant deposits or insurance or condemnation proceeds), mismanagement or waste, tax, ERISA, environmental and other regulatory law indemnities, nonpayment of utilities, operations and maintenance expenses and obligations secured by statutory liens, failure to comply with legal requirements necessary to maintain the tax-exemption on the interest on such Indebtedness (if applicable), failure to insure or failure to pay transfer fees and charges due to the lender in connection with any sale or other transfer of the Property subject to such Indebtedness and any fees and expenses (and interest thereon) of the holder of such Indebtedness in connection with the enforcement of such recourse obligations (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person, in each case, regardless of whether any other Person is also obligated under such Indebtedness (whether in the form of a guarantee, collateral security or otherwise).
“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not affiliated with Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Property. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of such date.
“Off-Balance Sheet Obligations” means liabilities and obligations of CSI, Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which CSI would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of its report on Form 10 Q or Form 10 K (or their equivalents) which CSI is required to file with the SEC. As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Participant” has the meaning specified in Section 11.06(d).

“Partnership Units” means with respect to Borrower, and with respect to each class of partnership, those units representing an equal undivided fractional share of each item of Borrower’s income, gain and loss and in distribution of Borrower’s assets.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that immediately before and immediately after giving pro forma effect to any such Acquisition (including any assumption or incurrence of Indebtedness in connection therewith), no Default shall have occurred and be continuing.
“Permitted Distribution Amount” means, with respect to any period of time, 95% of Funds From Operations for the relevant period.
“Permitted Encumbrances” means, (a) with respect to any Borrowing Base Property (other than the Property referred to on Schedule 5A.04(d) as Methodist Professional Center I), and at the time of encumbrance by a Mortgage with respect to any Mortgaged Property, the title exceptions shown on Schedule B of the loan title insurance commitment for such Property submitted to and approved by Agent, which approval shall not be unreasonably withheld, conditioned or delayed; (b) with respect to the Property referred to on Schedule 5A.04(d) as Methodist Professional Center I, (1) until a loan title insurance commitment acceptable to Agent is delivered to Agent in accordance with Section 5A.04(e), the title exceptions 1 through 9 (except as to exception 1, the exception shall be for real estate taxes assessed for the year 2011) shown on Schedule B of loan title insurance policy #NCS-235027INDY dated effective November 2, 2006 and issued by First American Title Insurance Company, as endorsed on October 27, 2009, and (2) from and after delivery of a loan title insurance commitment acceptable to Agent in accordance with Section 5A.04(e), the title exceptions shown on Schedule B of such loan title insurance commitment; (c) such other title exceptions submitted in writing to, and approved by, the Agent, which approval shall not be unreasonably withheld, conditioned or delayed; and (d) Liens in favor of the Agent for the benefit of the Secured Parties pursuant to the Security Instruments.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” or “Pledge Agreements” means, individually or collectively as the context indicates, each Securities Pledge Agreement executed by the Borrower and each Guarantor that owns an Equity Interest in any Subsidiary that owns or leases a Borrowing Base Property, pledging to Agent, for the benefit of the Secured Parties, 100% of the Equity Interests in such Subsidiary owned by the Borrower or such Guarantor as security for the Obligations, substantially in the form attached hereto as Exhibit K.
“Pledged Interests” means any Equity Interest subject to a Pledge Agreement.
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by CSI or any Subsidiary. “Preferred Dividends” shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to CSI or any Subsidiary; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Property” means any parcel of real property owned or leased (in whole or in part) by Borrower or any Subsidiary and which is located in a state of the United States of America or the District of Columbia.
“Qualified Appraiser” means a MAI appraiser selected by the Agent or reasonably acceptable to the Agent.
“Real Property Support Documents” means, with respect to any Property:
(a) a current as-built survey (or, if available, an existing as-built survey together with an executed “no change affidavit” from the Borrower and the applicable Guarantor, in form and substance reasonably satisfactory to the Agent);
(b) a loan title insurance commitment for an ALTA title insurance policy with respect to such Property, reflecting no title exceptions other than Permitted Encumbrances;
(c) Lease Party Documents (if such Property is a Mortgaged Property);
(d) a true and complete copy of the Ground Lease (if applicable);
(e) a Phase I environmental assessment (and, if required or recommended by the results of the Phase I environmental assessment, a Phase II environmental assessment) with respect to such Property, in form and substance reasonably satisfactory to the Agent and dated not earlier than six months prior to (1) the Closing Date or (2) if such Property becomes a Borrowing Base Property after the Closing Date, the date that such Property becomes a Borrowing Base Property;

(f) certificates as to federally designated flood zones with respect to such Property;
(g) a current rent roll for the Property, certified by a Responsible Officer of the Borrower as true, correct and complete;
(h) copies of tenant leases for any tenant occupying more than 20% of the square footage of such Property;
(i) evidence that the Property is not in violation of any applicable zoning requirements;
(j) a general description of such Property’s location and features; and
(k) such other usual and customary documentation for a Borrowing Base Property as Agent may reasonably require, in each case in form and substance satisfactory to the Agent.
“Recourse Indebtedness” means any Indebtedness of CSI or any of its Subsidiaries that is not Non-recourse Indebtedness, other than Indebtedness outstanding pursuant to this Agreement and the other Loan Documents.
“Register” has the meaning specified in Section 11.06(c).
“Registration Statement” means the Registration Statement of CSI on Form S-11, Registration No. 333-127396, as filed by CSI with the SEC on October 26, 2005.
“REIT” means a real estate investment trust qualified for treatment as such for United States Federal income tax purposes under Sections 856 through 860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release Amount” means, with respect to any Borrowing Base Property, 115% of the allocable principal amount for such Borrowing Base Property set forth on Schedule 5A.04(d), as such Release Amount may be reduced from time to time pursuant to Section 2.05(b).
“Remaining Development Amount” means (A)(i) the total cost to develop the real property under construction, including the acquisition of land, as reasonably determined by the Borrower in good faith minus (ii) the total expenditures to date based on GAAP, times (B) 50%.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of sum of the Outstanding Amount plus any unfunded portion of the Aggregate Commitments; provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of CSI or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any Subsidiary now or hereafter outstanding.
“Revolver Mortgage” means a “Mortgage” as that term is defined in that certain Amended and Restated Credit Agreement dated March 1, 2011 among the Borrower, CSI, as guarantor, Agent and the lenders party thereto from time to time.
“Revolving Credit Facility Documents” means the “Loan Documents” as that term is defined in that certain Amended and Restated Credit Agreement dated March 1, 2011 among the Borrower, CSI, as guarantor, Agent and the lenders party thereto from time to time, as amended, restated, increased, modified or supplemented from time to time.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VIII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, Agent and the Lenders, the Hedge Banks and the Cash Management Banks.
“Secured Recourse Indebtedness” means (i) secured Indebtedness that is not Non-recourse Indebtedness and (ii) any Guarantee of secured Non-recourse Indebtedness.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Instruments” means, collectively or individually as the context may indicate, the Mortgages, if any, the Pledge Agreements and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or other Loan Party or any other Person shall grant or convey to the Agent for the benefit of the Secured Parties a Lien on, or any other Person shall acknowledge any such Lien on, property as security for all or any portion of the Obligations.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one other Single Asset Entity and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a “Single Asset Entity”.
“Solvent” means, when used with respect to any Person, that at the time of determination:
(a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent obligations; and
(b) it is then able and expects to be able to pay its debts as they mature; and
(c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of CSI.
“Subsidiary Guarantors” means each of the Material Subsidiaries of Borrower at the Closing Date and each other Subsidiary that becomes a party to the Guaranty (including by execution of a Guaranty Joinder Agreement).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic DSCR Principal Amount” means the principal amount of a hypothetical loan that would result in a Synthetic Portfolio Debt Service Coverage Ratio equal to 1.50 to 1.00. The “Synthetic Portfolio Debt Service Coverage Ratio” means the ratio of (a) aggregate Net Operating Income attributable to the Borrowing Base Properties minus Capital Reserves allocable to such properties for the fiscal quarter most recently ended times 4, to (b) annual aggregate debt service on a hypothetical, 30-year loan amortizing on a monthly, level-debt-service basis and bearing interest (computed on a 365-6/360 basis) at a per annum rate equal to the greater of (i) 7.00% and (ii) the sum of (x) the then-current yield on United States Treasury securities having a 10 year maturity plus (y) 250 basis points; provided, however, that with respect to the calculation of the Synthetic Portfolio Debt Service Coverage Ratio in connection with determining the Initial Funding Amount, for the Properties referred to on Schedule 5A.04(d) as Doylestown Health & Wellness and St. Elizabeth Covington, the annualized aggregate Net Operating Income attributable to such Properties shall be based upon quarterly income from tenants occupying such Properties under leases in place minus pro forma operating expenses and minus Capital Reserves (the calculations of which shall be subject to Agent’s approval), rather than the results for the fiscal quarter most recently ended.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Total Indebtedness as of such date to Consolidated Total Asset Value as of such date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Unconsolidated Affiliate” means, with respect to CSI or any Subsidiary thereof, any other Person in whom CSI or any such Subsidiary holds an Investment, which Investment is accounted for in the financial statements of CSI and its Subsidiaries on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of CSI on its consolidated financial statements.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.
“United States” and “U.S.” mean the United States of America.
1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of CSI and its Subsidiaries or to the determination of any amount for CSI and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that CSI is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
(d) Valuation of Indebtedness. For purposes of calculating the Total Leverage Ratio, all Consolidated Total Indebtedness shall be determined as the outstanding principal amount thereof.
1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make (a) a loan to the Borrower on August 3, 2011, in an amount equal to its Applicable Percentage of the Initial Funding Amount, (b) a loan to the Borrower on any Business Day during the Availability Period, in an amount equal to its Applicable Percentage of the Delayed Draw Amount, and (c) loans to the Borrower from time to time on each Increase Effective Date, in an amount equal to its allocated pro rata portion of any Increase Amount pursuant to Section 2.14; provided, however, that after giving effect to any Borrowing, the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b) Following receipt of a Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Agent in immediately available funds at Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.
(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Eurodollar Rate Loans.
2.03 [Reserved.]
2.04 [Reserved.]
2.05 Prepayments. (a) Subject to Section 2.05(c), Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be repaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each voluntary prepayment under this Section 2.05(a) shall be applied to the Loans of Lenders in accordance with their respective Applicable Percentages.
(b) Each voluntary prepayment under Section 2.05(a) (other than in connection with the release of a Borrowing Base Property from the Borrowing Base pursuant to Section 5A.04(d)) shall be credited, pro rata based on the allocable principal amounts for each of the Borrowing Base Properties set forth on Schedule 5A.04(d), toward the Release Amounts required to release each of the Borrowing Base Properties from the Borrowing Base as set forth in Section 5A.04(d).

(c) Subject to Section 2.16(c), any voluntary prepayment of Loans effected prior to August 2, 2012 shall be accompanied by a prepayment fee equal to 1.00% of the principal amount prepaid.
2.06 Termination of Commitments. The Aggregate Commitments shall be terminated (i) as to the Initial Funding Amount, at 2:00 p.m. on the Closing Date; (ii) as to the Delayed Draw Amount, on the earlier of (A) the date that any portion of the Delayed Draw Amount is disbursed to the Borrower and (B) the expiration of the Availability Period; and (iii) as to any increase in the Aggregate Commitments pursuant to Section 2.14, at 2:00 p.m. on such Increase Effective Date.
2.07 Repayment of Loans. Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, unless waived by the Required Lenders.
(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. Borrower shall pay (i) the Arranger and Agent for their own respective accounts and (ii) to Agent, for the account of each Lender in accordance with their respective Applicable Percentages, fees in the amounts and at the times specified in the Fee Letter. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Agent’s Clawback.
(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.
(ii) Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14 Increase in Commitments.
(a) Request for Increase. Provided there exists no Default, upon notice to Agent (which shall promptly notify the Lenders), Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000 in the aggregate; provided that any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice, Borrower (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
(b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c) Notification by Agent; Additional Lenders. The Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Agent (which approval shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.
(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section (the amount of any such increase being the “Increase Amount”), Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. If Borrower so requests with respect to any increase, Agent will use reasonable efforts, in cooperation with Borrower, to make the applicable Increase Effective Date the agreed-upon or required date of funding in connection with a Permitted Acquisition to be financed by proceeds of the Increase Amount.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase:
(i) Borrower shall deliver to Agent at Borrower’s expense, (A) updated appraisals meeting the Appraisal Requirements for each Borrowing Base Property as may be requested by the Agent, (B) documents required under Section 5A.04(h), including Mortgage modifications, and (C) a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (y) no Default exists;
(ii) Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section;
(iii) no Default shall exist or result therefrom;
(iv) after giving effect to (A) the increase and the concurrent disbursement of Loans pursuant to subsection (f) below, and (B) the addition of Borrowing Base Properties in connection with the increase, the Outstanding Amount of all Loans shall not exceed the Synthetic DSCR Principal Amount, as demonstrated in a certificate executed by a Responsible Officer of the Borrower and delivered to Agent, such certificate to contain calculations prepared in detail reasonably acceptable to the Agent and include such supporting materials as the Agent reasonably requires;
(v) the Administrative Agent shall have received all of the items required by the definition of “Eligible Property” and by Section 5A.04 with respect to each Property that is to be added as a Borrowing Base Property in connection with the increase, and the Administrative Agent and the Required Lenders shall have determined that each such Property qualifies as an Eligible Property; and
(vi) 100% of the Equity Interests in each Subsidiary that owns or leases a Property that has been added as a Borrowing Base Property in connection with the increase shall have been pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations.
(f) Disbursement. On each Increase Effective Date, the Borrower shall be required to draw the entire amount of any Increase Amount made pursuant to this Section, and each Lender that has agreed to increase its Commitment pursuant to this Section (including Eligible Assignees that have become Lenders pursuant to Section 2.14(c)) shall, subject to the satisfaction of all conditions set forth in Section 2.14(e), be required to fund its allocated pro rata share of such Increase Amount.
(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.

2.15 Extension of Maturity Date.
(a) Requests for Extension. Borrower may, by notice to Agent (who shall promptly notify the Lenders), extend the Maturity Date for a year from the Maturity Date not earlier than the date that is 90 days prior to the Maturity Date and not later than the date that is 30 days prior to the Maturity Date.
(b) Minimum Extension Requirement. If Borrower has made a request pursuant to Section 2.15(a) to extend the Maturity Date, then, effective as of the Maturity Date, the Maturity Date of each Lender shall be extended to the date falling one year after the Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).
(c) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;
(ii) the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), provided that the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01;
(iii) Borrower shall have delivered to Agent a certificate certifying and attaching the resolutions adopted by Borrower and Guarantors approving or consenting to such extension (which such resolutions may be certified in, and attached to, the certificate certifying to resolutions of Borrower and Guarantors delivered on or prior to the Closing Date pursuant to Section 4.01(a)(iii)); and
(iv) Borrower shall have paid to Agent for the account of each Lender in accordance with its Applicable Percentage a fee equal to 0.350% times the Outstanding Amount as of the date of such extension.
(d) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Cash Collateral.
(a) Triggering Event. If on any date of measurement under Section 7.12(e) the Debt Service Coverage Ratio is less than 1.50 to 1.00, all Cash Flow from Borrowing Base Properties and Mortgaged Properties in excess of current interest due on Loans under this Agreement shall thereafter be delivered to Agent as Cash Collateral. As used in this Section 2.16(a), “Cash Flow” means, for any fiscal quarter of the Borrower, an amount equal to (a) the sum of the gross revenues for the Borrowing Base Properties and Mortgaged Properties for such quarter received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent), minus (b) all operating expenses incurred with respect to the Borrowing Base Properties and Mortgaged Properties for such quarter (including an appropriate accrual for property taxes and insurance), minus (c) the amount of management fees actually incurred with respect to the Borrowing Base Properties and Mortgaged Properties for such quarter (to the extent not duplicative of deduction already taken in the calculation of Cash Flow hereunder), minus (d) actual capital expenses allocable to the Borrowing Base Properties and Mortgaged Properties for such quarter, times 4. At any time that Cash Collateral is required to be delivered to Agent hereunder, Cash Flow shall be delivered quarterly to Agent within five (5) Business Days of the earlier of (i) the date that a Compliance Certificate is delivered to Agent for any quarter, and (ii) the date by which Borrower is required to deliver a Compliance Certificate to Agent for any quarter pursuant to Section 7.02(b).
(b) Grant of Security Interest. All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent and the other Secured Parties, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in a corresponding amount that is not subject to any right or claim of any Person other than the Agent.
(c) Application. At any time that Cash Collateral is held by the Agent, the Borrower may direct that such Cash Collateral be applied to a prepayment of Loans and, notwithstanding the terms of Section 2.05(c), no prepayment fee shall apply.
(d) Release. Cash Collateral shall be released at such time as the Borrower has achieved a Debt Service Coverage Ratio of at least 1.50 to 1.00 as of the end of two consecutive fiscal quarters, based on the Compliance Certificates delivered to Agent for such fiscal quarters; provided, however, that Cash Collateral shall not be released during the continuance of a Default or Event of Default.
2.17 Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) Replacement of Lenders. During any period in which there is a Defaulting Lender, the Borrower may, pursuant to Section 11.13, require such Defaulting Lender to assign and delegate all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations.
(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender (or if a Defaulting Lender takes such action necessary so that it would no longer be characterized as a Defaulting Lender), the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Payments Free of Taxes. Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Indemnification by Borrower. Borrower shall indemnify Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Agent (but in no event later than the date on which any amounts are payable under this Agreement), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) two duly completed and properly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States and the country of such Foreign Lender are parties,
(ii) two duly completed and properly executed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed and properly executed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and properly executed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.
(f) Treatment of Certain Refunds. If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.
3.03 Inability to Determine Rates. If the Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);
(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or
(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request for the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrower may replace such Lender in accordance with Section 11.13.
3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Closing Date. This Agreement shall be effective subject to the satisfaction of the following conditions precedent:
(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date or such other date as may be acceptable to the Agent, and each in form and substance satisfactory to Agent and each of the Lenders:
(i) fully executed counterparts of this Agreement, the Guaranty, the Pledge Agreements and the other Loan Documents, together with all schedules and exhibits thereto, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;
(iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Loan Party certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;
(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of CSI, the Borrower, CS Business Trust I, CS Business Trust II and each Subsidiary Guarantor as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(v) the Organization Documents of each of the Loan Parties certified as of a date not more than 60 days prior to the Closing Date by the Secretary of State or comparable official of its state of organization or by the secretary or assistant secretary of such Loan Party, as applicable;
(vi) such documents and certifications as Agent may reasonably require to evidence that each of CSI, the Borrower, CS Business Trust I, CS Business Trust II and each Subsidiary Guarantor is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vii) a favorable opinion of counsel to the Loan Parties addressed to Agent and each Lender, as to the matters concerning CSI, the Borrower, CS Business Trust I, CS Business Trust II and each Subsidiary Guarantor and the Loan Documents in form and substance reasonably satisfactory to Agent;
(viii) [Reserved];
(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements and there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of CSI and Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against CSI or any of its Subsidiaries, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(xi) a duly completed pro forma Compliance Certificate as of March 31, 2011, signed by a Responsible Officer of Borrower or CSI;
(xii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(xiii) a Loan Notice;
(xiv) an Eligible Property Compliance Certificate for each Borrowing Base Property dated as of the Closing Date, in the form of Exhibit F, together with all exhibits thereto;
(xv) evidence of the filing of Uniform Commercial Code financing statements reflecting the filing in all places required by applicable law to perfect the Liens of the Agent under the Security Instruments as to items of Collateral in which a security interest may be perfected by the filing of financing statements, stock or membership certificates representing pledged Equity Interests constituting Collateral together with stock powers executed in blank (with respect to any such Equity Interests that are certificated), and such other documents and/or evidence of other actions, if any, as may be necessary under applicable law to perfect the Liens of the Agent under the Security Instruments as a first priority Lien on such other Collateral as the Agent may require in its reasonable discretion;
(xvi) with respect to each Eligible Property identified as constituting a part of the Borrowing Base on the Closing Date, delivery or satisfaction of each of the requirements in Section 5A.04 applicable to such Eligible Property, as may be necessary to include such Eligible Property in the Borrowing Base as set forth therein, other than those items that the parties acknowledge will not be delivered on or prior the Closing Date under Section 5A.04(e);
(xvii) Uniform Commercial Code search results showing only those Liens as are reasonably acceptable to the Lenders;
(xviii) a certificate signed by a Responsible Officer of Borrower certifying as to the Synthetic DSCR Principal Amount supported by the Borrowing Base Properties on the Closing Date, containing calculations presented in detail reasonably acceptable to the Agent and including such supporting materials as the Agent reasonably requires;

(xix) a letter from such Loan Parties as the Agent requires, waiving appraisal rights under South Carolina law with respect to any Borrowing Base Properties in South Carolina; and
(xx) such other assurances, certificates, documents, consents or opinions as Agent or the Required Lenders reasonably may require.
(b) Any fees and expenses required to be paid on or before the Closing Date shall have been paid.
(c) Unless waived by Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).
Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a) The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c) Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.
CSI GUARANTY
5.01 CSI Guaranty. CSI hereby unconditionally, absolutely, continually and irrevocably guarantees to Agent, for the benefit of the Benefited Parties, the payment and performance in full of (a) Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms hereof, the Notes, and all other Loan Documents and all Secured Cash Management Agreements and Secured Hedge Agreements heretofore, now or at any time or times hereafter owing, arising, due or payable from Borrower to any one or more of the Benefited Parties, including without limitation principal, interest, premium or fee (including, but not limited to, loan fees and attorneys’ fees and expenses); and (b) Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by Borrower hereunder and under all other Loan Documents (collectively, the “Guarantor’s Obligations”).
5.02 Payment. If Borrower shall default in payment or performance of any of the Obligations, whether principal, interest, premium, fee (including, but not limited to, loan fees and attorneys’ fees and expenses) or otherwise, when and as the same shall become due, whether according to the terms hereof, by acceleration, or otherwise, or upon the occurrence of any Event of Default hereunder that has not been cured or waived, then CSI shall, upon demand thereof by Agent or its successors or assigns as of the date of such demand, (i) fully pay to Agent, for the benefit of the Benefited Parties, an amount equal to all of the Guarantor’s Obligations then due and owing or declared to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.01(f) hereof (irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party under any Debtor Relief Laws), the entire outstanding or accrued amount of all Obligations or (ii) perform such Guarantor’s Obligations, as applicable. For purposes of this Section 5.02, CSI acknowledges and agrees that the “Guarantor’s Obligations” shall be deemed to include any amount (whether principal, interest, premium, fee or otherwise) which would have been accelerated in accordance with Section 9.02 hereof but for the fact that such acceleration could be unenforceable or is not allowed under any Debtor Relief Law.
5.03 Guaranty Absolute. The Guarantee made under this Article V is a Guarantee of payment and not of collection. The Guarantor’s Obligations shall be absolute and unconditional irrespective of, and CSI hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guarantee by reason of:
(a) any lack of legality, validity or enforceability of this Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantor’s Obligations or any other guaranty of any of Borrower’s Obligations (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;
(c) any acceleration of the maturity of any of Borrower’s Obligations or of any other obligations or liabilities of any Person under any of the Related Agreements;
(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of Borrower’s Obligations or for any other obligations or liabilities of any Person under any of the Related Agreements;
(e) any dissolution of Borrower or any other party to a Related Agreement, or the combination or consolidation of Borrower or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of Borrower or any other party to a Related Agreement;
(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;
(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of Borrower’s Obligations (including without limitation obligations arising under any other Guarantee now or hereafter in effect);
(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of Borrower’s Obligations or any of the obligations or liabilities of any party to any other Related Agreement;
(i) any other circumstance whatsoever (with or without notice to or knowledge of CSI) which may or might in any manner or to any extent vary the risks of CSI, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to Borrower or any other Loan Party or to any collateral in respect of the Borrower’s Obligations or Guarantor’s Obligations, other than actual repayment in full of the Borrower’s Obligations or the Guarantor’s Obligations.
It is the express purpose and intent of the parties hereto that the Guarantee made under this Article V shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.
5.04 Reinstatement. CSI agrees that the Guarantee made under this Article V shall continue to be effective or be reinstated, as the case may be, at any time payment received by Agent under this Agreement is rescinded or must be restored for any reason, or is repaid by any Benefited Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

5.05 Waiver; Subrogation.
(a) CSI hereby waives notice of the following events or occurrences: (i) the Lenders heretofore, now or from time to time hereafter making Loans and otherwise loaning monies or giving or extending credit to or for the benefit of Borrower, whether pursuant to this Agreement or the Notes or any other Loan Document or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (ii) the Benefited Parties or Borrower heretofore, now or at any time hereafter, obtaining, amending, substituting for, releasing, waiving or modifying this Agreement, the Notes or any other Loan Documents; (iii) presentment, demand, default, non-payment, partial payment and protest; (iv) any Benefited Party heretofore, now or at any time hereafter granting to Borrower (or any other party liable to the Benefited Parties on account of Borrower’s Obligations) or to any other Guarantor any indulgence or extensions of time of payment of Borrower’s Obligations, and (v) any Benefited Party heretofore, now or at any time hereafter accepting from Borrower, any other Guarantor or any other Person, any partial payment or payments on account of Borrower’s Obligations or any collateral securing the payment thereof or Agent settling, subordinating, compromising, discharging or releasing the same. CSI agrees that each Benefited Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Benefited Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing CSI from its Guarantor’s Obligations, and CSI hereby consents to each and all of the foregoing events or occurrences.
(b) CSI hereby agrees that payment or performance by CSI of the Guarantee made under this Article V may be enforced by Agent on behalf of the Benefited Parties upon demand by Agent to CSI without Agent being required, and CSI expressly waives any right it may have to require Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against Borrower or any other Guarantor, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to Agent by Borrower, any other Guarantor or any other Person on account of Borrower’s Obligations or any Guarantee thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY CSI THAT DEMAND UNDER THIS ARTICLE V MAY BE MADE BY AGENT, AND THE PROVISIONS HEREOF ENFORCED BY AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THIS AGREEMENT. Neither Agent nor any Lender shall have any obligation to protect, secure or insure any of the foregoing security interests, Liens or encumbrances on the properties or interests in properties subject thereto.
(c) CSI further agrees that it shall have no right of subrogation (unless and until the occurrence of the Facility Termination Date), reimbursement or indemnity, nor any right of recourse to security for Borrower’s Obligations. This agreement is expressly intended to prevent the existence of any claim in respect to such reimbursement by CSI against the estate of Borrower within the meaning of Section 101 of the Bankruptcy Code of the United States, and to prevent CSI from constituting a creditor of Borrower in respect of such reimbursement within the meaning of Section 547(b) of the Bankruptcy Code of the United States in the event of a subsequent case involving Borrower. If an amount shall be paid to CSI on account of such subrogation rights at any time prior to termination of this Agreement in accordance with the provisions herein, such amount shall be held in trust for the benefit of the Benefited Parties and shall forthwith be paid to Agent, for the benefit of the Benefited Parties, to be credited and applied upon Guarantor’s Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

5.06 Waiver of Set-Off. CSI waives any right to assert against Agent or any Lender as a defense, counterclaim, set-off, recoupment or cross claim in respect of the Guarantor’s Obligations, any defense (legal or equitable) or other claim which CSI may now or at any time hereafter have against Borrower or the Benefited Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to CSI. If at any time hereafter the Benefited Parties employ counsel for advice or other representation to enforce any of the Guarantor’s Obligations that arise out of an Event of Default, then, in any of the foregoing events, all of the reasonable attorneys’ fees arising from such services and all expenses, costs and charges in any way or respect arising in connection therewith or relating thereto shall be paid by CSI to Agent, for the benefit of the Benefited Parties, on demand.
ARTICLE VA.
SECURITY
5A.01 Security. (a) As security for the full and timely payment and performance of all Obligations, the Loan Parties shall do or cause to be done all things necessary in the reasonable opinion of the Agent to grant to the Agent, for the benefit of the Secured Parties, a duly perfected first priority pledge of and Lien on all of the Equity Interests owned by the Loan Parties in each Subsidiary that owns or leases a Borrowing Base Property, subject in each case to no (i) prior Lien or other encumbrance or (ii) restriction on transfer that would prohibit or interfere with the pledge of such Equity Interests to Agent under a Pledge Agreement or the transfer or disposition of such Equity Interests by Agent pursuant to its rights under the Loan Documents or applicable Law (other than restrictions on transfer imposed by applicable securities laws).
(b) If (i) the Total Leverage Ratio exceeds 0.60 to 1.00 at any time on or prior to March 31, 2013, or 0.55 to 1.00 at any time thereafter, or (ii) if the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges, for the twelve-month period then ending, is less than 1.40 to 1.00 as of the end of any fiscal quarter ending on or prior to March 31, 2012, or 1.55 to 1.00 as of the end of any fiscal quarter thereafter, then in any such case, as security for the full and timely payment and performance of all Obligations, the Loan Parties shall do or cause to be done all things necessary in the reasonable opinion of the Agent to grant to the Agent, for the benefit of the Secured Parties, a duly perfected first priority Mortgage and assignment of leases and rents on each Borrowing Base Property (and all improvements, fixtures, and other appurtenances thereto in which the applicable Loan Party has an interest, as may be provided in the Mortgage for such Borrowing Base Property) and a duly perfected first priority security interest in all of the applicable Loan Party’s now owned or hereafter acquired personal property related to such Borrowing Base Property (as may be provided in the Mortgage for such Borrowing Base Property), subject in each case to no prior Lien or other encumbrance or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws), other than Permitted Encumbrances.

5A.02 Further Assurances. At the request of the Agent, the Borrower will or will cause any Guarantor, as the case may be, to execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in the Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents.
5A.03 Information Regarding Collateral. The Borrower represents, warrants and covenants that the chief executive office of the Borrower and each other Person providing Collateral pursuant to any of the Security Instruments (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 5A.03. The Borrower shall not change, or permit any other Grantor to change, the location of its chief executive office except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at the Borrower’s or such other Grantor’s expense as may be reasonably requested by the Agent to perfect or maintain the perfection of the Lien of the Agent in any Collateral.
5A.04 Borrowing Base. (a) As of the Closing Date, any Eligible Property may become a Borrowing Base Property and be included in the Borrowing Base as of the Closing Date upon receipt by the Agent of (A) a pro forma Compliance Certificate giving effect to the inclusion of such Eligible Property in the Borrowing Base, including a calculation of annualized Net Operating Income for such Property; provided, however, that for the Properties referred to on Schedule 5A.04(d) as Doylestown Health & Wellness and St. Elizabeth Covington, as applicable, the annualized aggregate Net Operating Income attributable to such Properties shall be based upon quarterly income from tenants occupying such Properties under leases in place minus pro forma operating expenses and minus Capital Reserves (the calculations of which shall be subject to Agent’s approval), rather than the results for the fiscal quarter most recently ended; (B) historical (to the extent such Property has been operational for a calendar quarter or more) or pro forma operating statements and occupancy reports (to the extent such statements or reports exist, the Borrower hereby acknowledging that the absence of such statements or reports may impair the ability to obtain Required Lender approval) with respect to such Eligible Property; (C) an Eligible Property Compliance Certificate for such Eligible Property, satisfactory to the Agent; (D) evidence of insurance for such Eligible Property as required under the Loan Documents; (E) Uniform Commercial Code searches showing no Liens on such Eligible Property other than the Permitted Encumbrances, and no Liens on the Equity Interests in the owner or lessee (as the case may be) of such Eligible Property that have been pledged to Agent pursuant to Section 5A.01(a); and (F) each of the Real Property Support Documents for such Eligible Property.

(b) In the case of Eligible Properties requested to be included in the Borrowing Base after the Closing Date (including without limitation the Florence Property), the Agent shall make its determination as to the inclusion in the Borrowing Base of such Eligible Property qualifying as such by compliance with items (a)-(f) of the definition of “Eligible Property” within 10 Business Days of receipt by the Agent of the Borrower’s request therefor together with the documentation described in this Section 5A.04. The Required Lenders shall make their determination as to the inclusion in the Borrowing Base of any such Eligible Property qualifying as such under item (g) of the definition of “Eligible Property” within 15 Business Days of receipt from the Agent of copies of the Borrower’s request therefor together with the documentation described in this Section 5A.04. Upon the approval by the Agent (or the Required Lenders, as applicable) of the inclusion of such Eligible Property in the Borrowing Base, the Borrower or applicable Loan Party shall execute or cause to be executed (i) a Pledge Agreement, or an amendment to an existing Pledge Agreement, granting to the Agent, for the benefit of the Lenders, a duly perfected first priority pledge of and Lien on all of the Equity Interests owned by the Loan Parties in each Subsidiary that owns or leases such Eligible Property, pursuant to Section 5A.01(a), and (ii) if required by Section 5A.01(b), the Mortgage with respect to such Eligible Property. Upon (i) execution and delivery of the Pledge Agreement, or amendment to an existing Pledge Agreement, as applicable, relating to the Equity Interests in the Subsidiary that owns or leases such Eligible Property; (ii) delivery of a favorable opinion of counsel to the Grantor under the applicable Pledge Agreement, addressed to the Agent and each Lender, as to such matters concerning such Grantor and the Loan Documents as the Agent may reasonably request and containing such customary assumptions, qualifications and limitations as are reasonably agreed upon between the Agent, counsel to the Agent and the giver of the opinion; (iii) delivery of Uniform Commercial Code financing statements (or amendments to existing financing statements) suitable in form and substance for filing in all places required by applicable Law to perfect the Liens of the Agent under such Pledge Agreement and other Security Instruments related to such Eligible Property as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, stock or membership certificates representing pledged Equity Interests constituting Collateral together with stock powers executed in blank (with respect to any such Equity Interests that are certificated), and such other documents and/or evidence of other actions as may be necessary under applicable Law to perfect the Liens of the Agent under such Pledge Agreement and other Security Instruments related to such Eligible Property as a first priority Lien on such other Collateral as the Agent may require, (iv) delivery of the Grantor Authority Documents and Organization Documents for the Grantor executing such Pledge Agreement or amendment to an existing Pledge Agreement, as applicable; (v) if the Eligible Property is the Florence Property, delivery of a certificate signed by a Responsible Officer of Borrower certifying as to the Synthetic DSCR Principal Amount supported solely by the Florence Property, containing calculations prepared in detail reasonably acceptable to the Agent and including such supporting materials as the Agent reasonably requires, and (vi) execution, delivery and recordation, as applicable, of Real Estate Support Documents and such other items as are required above in subsection (a) and below in subsection (c), as applicable, with respect to such pledged Equity Interests and Eligible Property; such Eligible Property shall become a part of the Borrowing Base (for so long as it maintains the criteria of eligibility set forth in the definition of “Eligible Property”) and the Borrower shall deliver to the Agent an updated Schedule 5A.04(d) reflecting such additional Borrowing Base Property.

(c) If the Borrowing Base Properties are required to become Mortgaged Properties pursuant to Section 5A.01(b), Borrower shall deliver to Agent, in addition to the items required by subsections (a) and (b) above, all of the following with respect to each Borrowing Base Property, in each case within the specified number of days from the Mortgage Requirement Trigger Date: (A) within fifteen (15) days, an executed Mortgage and assignment of leases and rents (which assignment of leases and rents may be included within the Mortgage, at Agent’s discretion) encumbering such Borrowing Base Property, together with evidence that such Mortgage and assignment of leases and rents have been properly recorded in the land records for the state and county where such Borrowing Base Property is located, (B) within thirty (30) days, an acceptable title insurance commitment and, promptly after recording of the applicable Mortgage, a final ALTA loan title insurance policy with respect to such Borrowing Base Property in an amount reasonably acceptable to the Agent insuring the first priority lien of the Mortgage encumbering such Borrowing Base Property, or the Ground Lease leasehold estate of the Grantor in the Borrowing Base Property, as applicable, and reflecting no title exceptions other than the Permitted Encumbrances, (C) within thirty (30) days, an appraisal of such Borrowing Base Property by a Qualified Appraiser, which appraisal shall be prepared in accordance with the requirements set forth in Schedule 5A.04(c) hereto, ordered by the Agent (in the name of and at the sole expense of the Borrower); (D) within ten (10) days, current evidence of insurance for such Borrowing Base Property as required under the applicable Mortgage; (E) within thirty (30) days, a Ground Lessor Agreement (if applicable), if requested by Agent; (F) within thirty (30) days, to the extent requested by Agent, copies of all tenant leases not previously delivered to Agent; (G) within thirty (30) days, Uniform Commercial Code financing statements and fixture filings suitable in form and substance for filing in all places required by applicable Law to perfect the Liens of the Agent under the applicable Mortgage and other Security Instruments related to such Borrowing Base Property as a first priority Lien (subject only to Permitted Encumbrances) as to items of Collateral in which a security interest may be perfected by the filing of financing statements or fixture filings, and such other documents and/or evidence of other actions as may be necessary under applicable Law to perfect the Liens of the Agent under the applicable Mortgage and other Security Instruments related to such Borrowing Base Property as a first priority Lien on such other Collateral as the Agent may require; (H) within thirty (30) days, a favorable written opinion with respect to such Mortgage, assignment of leases and rents and related UCC financing statement(s) for such Borrowing Base Property of special local counsel to the Loan Parties dated the date of recording of such Mortgage and assignment of leases and rents, addressed to the Agent and the Lenders, and reasonably satisfactory to McGuireWoods LLP, counsel to the Agent, and containing such customary assumptions, qualifications and limitations as are reasonably agreed upon between the Agent, counsel to the Agent and the giver of the opinion; (I) within thirty (30) days, delivery of the Grantor Authority Documents and Organization Documents for the Grantor executing such Mortgage; (J) within fifteen (15) days, an executed Environmental Indemnity Agreement; and (K) within thirty (30) days, Lease Party Documents and, to the extent reasonably required by Agent, other updated and/or additional Real Property Support Documents. In addition, to the extent required by the terms of any Ground Lease or by the terms of any ground lessor’s consent and acknowledgment delivered pursuant to Section 5A.04(e) below, Borrower shall deliver a copy of the applicable recorded Mortgage to the ground lessor under each Ground Lease within thirty (30) days of recording (and if Borrower fails to timely deliver such Mortgage to the ground lessor, Agent may deliver a copy of the recorded Mortgage to the ground lessor directly). If the terms of any Ground Lease or any ground lessor’s consent and acknowledgment delivered pursuant to Section 5A.04(e) require that the Agent deliver to the ground lessor an acknowledgment or a notice at the time any Ground Lease becomes subject to a Mortgage, Agent will provide such an acknowledgement or notice, as the case may be, in form reasonably acceptable to Agent, that satisfies the relevant requirements of the applicable Ground Lease or ground lessor’s consent and acknowledgment.

(d) Upon request of the Borrower, any Borrowing Base Property may be released from the Borrowing Base, provided that: (i) simultaneously with such release, Borrower prepays Loans in an amount equal to the Release Amount for such Borrowing Base Property; (ii) the Borrower delivers to the Agent a pro forma Compliance Certificate giving effect to such release; (iii) the Borrower delivers to the Agent an updated Schedule 5A.04(d) reflecting the release of such Mortgaged Property; (iv) at least five (5) qualifying Borrowing Base Properties shall remain after giving effect to such release; (v) after giving effect to such release and simultaneous prepayment, the Synthetic Portfolio Debt Service Coverage Ratio for the remaining Borrowing Base Properties shall be at least 1.50 to 1.00 (as demonstrated in a certificate signed by a Responsible Officer of Borrower containing calculations prepared in detail reasonably acceptable to the Agent and including such supporting materials as the Agent reasonably requires); and (vi) no Default or Event of Default has occurred or is continuing. At the time any Borrowing Base Property is released from the Borrowing Base pursuant to this subsection, Agent shall release all of its liens on the Equity Interests in the Subsidiary that owns or leases such Borrowing Base Property (provided that such Subsidiary does not then own any other Borrowing Base Property that is subject to the Borrowing Base) and, if such Borrowing Base Property is a Mortgaged Property, Agent shall terminate and release the Mortgage encumbering such Mortgaged Property and all related Uniform Commercial Code financing statements and fixture filings. All reasonable costs, expenses and attorneys’ fees incurred by the Agent or the Trustee under the Mortgage or any other Loan Document in connection with the release of any Borrowing Base Property, Equity Interests and Mortgage pursuant to this Section 5A.04(d) shall be reimbursed by the Borrower pursuant to Section 11.04(a) hereof. No Borrowing Base Property will be released from the Borrowing Base or from the applicable Mortgage until the Agent has received the amount of funds, if any, required by this Section 5A.04(d), together with any amounts required, if any, owing under Section 3.05.
(e) The parties acknowledge that as of the Closing Date, (i) no Phase I or Phase II environmental site assessment has been delivered for the Properties referred to on Schedule 5A.04(d) as Mulberry Medical Park, Beaufort Medical Plaza and River Hills Medical Plaza, and no Phase I or Phase II environmental site assessment shall be required for such Properties except under Section 5A.04(c); (ii) no survey has been delivered for the Property referred to on Schedule 5A.04(d) as Mulberry Medical Park, (iii) no title commitment has been delivered for the Property referred to on Schedule 5A.04(d) as Methodist Professional Center I, and (iv) the ground leases for the Properties referred to on Schedule 5A.04(d) as St. Elizabeth Covington, Mulberry Medical Park, Methodist Professional Center I, East Jefferson Medical Plaza and St. Francis Outpatient Surgery Center fail to satisfy the requirements in clause (d)(ii) of the definition of Eligible Property herein and one or more of the requirements in clauses (b), (c), (d) and (e) of the definition of Ground Lease herein. Notwithstanding the foregoing failures, and provided that on the Closing Date such Properties otherwise satisfy all of the other requirements herein necessary to constitute Borrowing Base Properties, such Properties shall be treated as Borrowing Base Properties on the Closing Date. Borrower shall deliver to Agent (i) the surveys referenced in Section 7.16, on the terms set forth in that Section, (ii) within five (5) Business Days of the Closing Date, a title commitment for the Property referred to on Schedule 5A.04(d) as Methodist Professional Center I, acceptable to the Agent and otherwise conforming to the requirements in this Agreement with respect to title commitments, and (iii) within ninety (90) days of the Closing Date, a consent and acknowledgment from the ground lessor for each Property referenced in clause (iv) directly above, in form and content reasonably satisfactory to Agent and sufficient to allow the ground lease for each such Property to satisfy all of the requirements in clause (d)(ii) of the definition of Eligible Property herein and clauses (b), (c), (d) and (e) of the definition of Ground Lease herein. If Borrower fails to (1) deliver any such consent and acknowledgment to Agent within ninety (90) days of the Closing Date, or (2) fails to comply with Section 7.16, or (3) fails to deliver an acceptable title commitment for the Property referred to on Schedule 5A.04(d) as Methodist Professional Center I within five (5) Business Days of the Closing Date (provided, however, that if a title commitment is delivered within five (5) Business Days of the Closing Date but includes exceptions or other matters of title that are objectionable to Agent, Borrower shall have until the date that is forty-five (45) days from the Closing Date to deliver a revised or replacement commitment which does not contain such objectionable exceptions or matters of title and is otherwise acceptable to Agent), any such Property with respect to which such a failure occurs shall immediately and automatically be excluded from the Borrowing Base, and Borrower shall, for each such Property that has been so excluded from the Borrowing Base, within thirty (30) days of the failure giving rise to such exclusion, either (i) make a principal payment to Agent equal to the allocable principal amount for such Property set forth on Schedule 5A.04(d) and provide to Agent (to the extent of Agent’s request) all of the other items required under Section 5A.04(d) to release a Borrowing Base Property from the Borrowing Base (other than the payment required under clause (i) appearing in such Section), together with reimbursement for all related costs and expenses incurred by Agent in connection with such release, or (ii) add to the Borrowing Base a substitute Property that will individually support a Synthetic DSCR Principal Amount that is not less than the allocable principal amount set forth on Schedule 5A.04(d) for the Property being excluded from the Borrowing Base. Any such substitute Property must meet all of the requirements hereunder to constitute a Borrowing Base Property.
(f) In the event that there shall be made any Additions or Enhancements to a Mortgaged Property, which Additions or Enhancements have a cost or value (as evidenced in writing in a form and manner satisfactory to the Agent) in excess of the lesser of (i) $2,500,000 or (ii) 20% of the Appraised Value (without giving effect to such Additions or Enhancements) of such Mortgaged Property, the Borrower shall deliver to the Agent, not later than 30 Business Days after completion of such Addition or Enhancement, (A)(i) if the Additions or Enhancements include additional real property (either leased or in fee), an amended legal description of such Mortgaged Property including such additional real property, and a modification to the related Mortgage amending the legal description of such Mortgaged Property to include such additional real property, (ii) if requested by Agent, a new appraisal meeting the Appraisal Requirements for such Mortgaged Property, and (iii) a new or updated survey with respect to such Mortgaged Property if either the Additions or Enhancements include additional real property (either leased or in fee) or the footprint of the improvements located thereon changes, (B) an endorsement to the existing title insurance policy covering such Mortgaged Property adding the Additions or Enhancements to the description of the insured property (if the Additions or Enhancements include additional real property), increasing the amount of such title insurance to reflect the increase in value and updating the time and date of such policy to the time and date of recording of the modification to the related Mortgage described in (A) above and reflecting no title exceptions other than Permitted Encumbrances.

(g) For purposes of calculating the Appraised Value of the Borrowing Base Properties, the Borrower shall comply with the Appraisal Requirements set forth in Schedule 5A.04(c) attached hereto. The Lenders agree that the Agent and the Borrower may from time to time modify or amend the Appraisal Requirements so long as such modification or amendment does not adversely affect the interest of the Lenders hereunder.
(h) Prior to any increase, through the operation of Section 2.14, in the Outstanding Amount that would cause the Outstanding Amount, after giving pro forma effect to such increase, to exceed the stated principal amount secured by any Mortgage, the Borrower (i) shall cause to be recorded Mortgage modifications increasing the maximum amount secured under such Mortgage to such increased amount; provided, however, that, with respect to any Mortgage filed in a state with significant tax or recording costs or other expenses, then, in the Agent’s sole discretion, the Mortgage modification may provide for a lesser maximum principal amount secured so long as such maximum principal amount secured is at least equal to 120% of the Appraised Value of the property subject to such Mortgage, (ii) shall obtain either (A) new title insurance policies insuring such Mortgages reflecting the appropriate coverage and insuring the first priority of such Mortgage, subject only to Permitted Encumbrances, or (B) endorsements to each of the original title insurance policies insuring such Mortgages, increasing the amount of coverage as appropriate, updating the time and date of coverage to the date and time of recording such Mortgage modification and insuring the continued first priority of such Mortgage, subject only to the Permitted Encumbrances, and (iii) shall deliver to the Agent such other documents (including title endorsements and Grantor Authority Documents) as may be reasonably required by the Agent and the title insurer.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
Each of CSI and Borrower represent and warrant to Agent and the Lenders that:
6.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for filings and recordings necessary to perfect the Liens created under the Security Instruments.
6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
6.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of CSI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of CSI and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b) The unaudited consolidated balance sheets of CSI and its Subsidiaries dated March 31, 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of CSI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) [Reserved.]
(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of CSI and Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against CSI or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07 No Default. Neither CSI, Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
6.08 Ownership of Property; Liens. Each of CSI, Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.
6.09 Environmental Compliance. CSI, Borrower and each Subsidiary conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.10 Insurance. The properties of CSI, Borrower and each Subsidiary are insured with financially sound and reputable insurance companies not Affiliates of CSI, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks (including any and all acts of terrorism) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.
6.11 Taxes. CSI, Borrower and each Subsidiary have filed all United States Federal and state income and other material tax returns and reports required to be filed, and have paid all United States Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against CSI, Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
6.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other United States Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of CSI and Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. CSI, Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of CSI and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither CSI, Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither CSI, Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither CSI, Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, to the extent, with respect to clauses (i) through (v) collectively, as could not reasonably be expected to have a Material Adverse Effect.
6.13 Subsidiaries. As of the Closing Date, neither CSI nor Borrower has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens. Neither CSI nor Borrower has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13. All of the outstanding Partnership Units in Borrower have been validly issued and are fully paid and nonassessable. As of the Closing Date, the Excluded Subsidiaries are those entities described in Part (c) of Schedule 6.13.
6.14 Margin Regulations. Neither CSI nor Borrower is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
6.15 Disclosure. Each of CSI and Borrower have disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws. Each of CSI, Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17 Intellectual Property; Licenses, Etc. CSI, Borrower and each Subsidiary owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of CSI and Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by CSI, the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of CSI or Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.18 Solvency. On and after the Closing Date, Borrower, individually, and the Borrower and the Guarantors, taken as a whole, are Solvent, measured after giving effect to all Borrowings under this Agreement on the Closing Date and all Borrowings thereafter.
6.19 REIT Status. CSI has done all things necessary to qualify as a REIT, has been organized in conformity with the requirements for qualification as a REIT and its method of operation as described in the Registration Statement will permit it to meet the requirements for qualification and taxation as an REIT.
6.20 Ground Leases; Appraised Value; Net Operating Income; Existing Surveys. (a) Each of the Ground Leases is in full force and effect and the Borrower, CSI and each Guarantor is in compliance with all of the terms and conditions of such Ground Leases; and none of the Ground Leases have been amended or modified, except as expressly permitted under any applicable Ground Lessor Agreement or this Agreement, or as otherwise permitted by the Agent, since the date of the Eligible Property Compliance Certificate for the Borrowing Base Property to which it relates; and
(b) To the best knowledge of CSI, the Borrower and each Subsidiary, with respect to each Borrowing Base Property, since the date of the Eligible Property Compliance Certificate for such Borrowing Base Property, no event has occurred or condition exists that could reasonably be expected to have a material adverse effect upon the Appraised Value or Net Operating Income of such Borrowing Base Property.

(c) For each of the surveys previously delivered to the Agent with respect to the Borrowing Base Properties as of the Closing Date, there are no buildings or other material exterior improvements or changes to the boundary lines that are not depicted on such surveys.
ARTICLE VII.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, CSI and Borrower, as applicable, shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.12) cause each Subsidiary (other than Excluded Subsidiaries) to:
7.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:
(a) not later than five days following the filing of CSI’s Form 10-K with the SEC for each fiscal year of CSI, but in any event within 90 days after the end of each fiscal year of CSI, a consolidated balance sheet of CSI and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, certified by the chief executive officer or the chief financial officer of CSI as fairly presenting the financial condition of CSI and its Subsidiaries and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b) not later than five days following the filing of CSI’s Form 10-Q with the SEC for the first three fiscal quarters of each fiscal year of CSI, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of CSI, a consolidated balance sheet of CSI and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of CSI’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer or the chief financial officer of CSI as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of CSI and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), neither CSI nor the Borrower shall be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of CSI and the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:
(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), (i) a certificate of CSI’s independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event and (ii) an annual forecast of the consolidated statements of income and operations and cash flows for CSI and its Subsidiaries;
(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b):
(i) a duly completed Compliance Certificate signed by the chief financial officer of CSI;
(ii) a duly completed statement of Funds From Operations of Borrower; and
(iii) a duly completed report of newly acquired Properties by Borrower and any Subsidiary, including each such Property’s Net Operating Income, cost, and mortgage debt, if any;
(c) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of CSI by independent accountants in connection with the accounts or books of CSI or any Subsidiary, or any audit of any of them;
(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of CSI, and copies of all annual, regular, periodic and special reports and registration statements which CSI may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;
(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;
(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(g) promptly, such additional information regarding the business, financial or corporate affairs of Borrower, any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request; and

(h) promptly upon commencement of any Addition or Enhancement, information regarding the Borrowing Base Property to which such Addition or Enhancement relates, the expected cost and completion date of such Addition or Enhancement and such other information regarding such Addition or Enhancement or the Agent may reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which CSI posts such documents, or provides a link thereto on CSI’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on CSI’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that CSI shall deliver paper copies of such documents to the Agent or any Lender that requests CSI to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. Notwithstanding anything contained herein, in every instance CSI shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by CSI with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Borrower hereby acknowledges that (a) Agent and/or Arranger will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized Agent, Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
7.03 Notices. Promptly notify Agent and each Lender:
(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of CSI, Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between CSI, Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting CSI, Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c) of the occurrence of any ERISA Event; and
(d) of any material change in accounting policies or financial reporting practices by CSI, Borrower or any Subsidiary.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by CSI, Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies that are not Affiliates of CSI, insurance with respect to its properties and business against loss or damage (including loss or damage resulting from any and all acts of terrorism) of the kinds customarily insured against by Persons engaged in the same or similar business of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and each such insurance policy shall provide for not less than (i) 30 days’ prior notice to Agent of cancellation of such insurance due to (1) physical changes in the properties, which increase the likelihood of a covered loss, (2) a material increase in the likelihood of a covered loss or (3) loss or decrease of the applicable insurance company’s reinsurance covering the insurance provided by such insurance policy and (ii) 10 days’ prior notice to Agent of cancelation of such insurance for any reason other than those listed in the foregoing clause (i). If and to the extent any portion of the improvements constituting part of a Borrowing Base Property (or a Mortgaged Property that does not qualify as a Borrowing Base Property) is, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, the insurance required hereunder shall include a flood insurance policy on such improvements and any Guarantor-owned contents in an amount required by Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the FDPA, as such requirements may from time to time be in effect.
7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of CSI, Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over CSI, Borrower or such Subsidiary, as the case may be.
7.10 Inspection Rights. Permit representatives and independent contractors of Agent, including upon the request of the Required Lenders, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of and at such reasonable times during normal business hours of Borrower (but no more than two times during any 12 month period so long as no Event of Default shall have occurred and be continuing), upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice, subject to the terms of any tenant leases and Lease Party Documents applicable to such property.
7.11 Use of Proceeds. Use the proceeds of the Credit Extensions for (a) working capital and general corporate purposes, including financing acquisitions of property, and (b) to refinance existing indebtedness.

7.12 Financial Covenants.
(a) Total Leverage Ratio. Maintain at all times during any period set forth below a Total Leverage Ratio of no greater than the ratio set forth below opposite such period. Unless otherwise requested by the Agent, this ratio will be calculated for reporting purposes at the end of each reporting period for which this Agreement requires delivery of financial statements.

Maximum Total
Applicable Period	Leverage Ratio

Closing Date through March 31, 2013	0.65 to 1.00
April 1, 2013 and thereafter	0.60 to 1.00
(b) Secured Recourse Indebtedness. Maintain at all times a ratio of Secured Recourse Indebtedness of CSI and its Subsidiaries (excluding Indebtedness incurred under the Revolving Credit Facility Documents and the Loan Documents) to Consolidated Total Asset Value of 0.15 to 1.00 or less. Unless otherwise requested by the Agent, this ratio will be calculated for reporting purposes at the end of each reporting period for which this Agreement requires delivery of financial statements.
(c) Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter of CSI a ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges of no less than the ratio set forth below opposite such fiscal quarter. This ratio will be calculated at the end of each reporting period for which this Agreement requires delivery of financial statements, using the results of the four consecutive fiscal quarter period of CSI ending with that reporting period.

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio

Closing Date through March 31, 2012	1.35 to 1.00
April 1, 2012 and thereafter	1.50 to 1.00
(d) Consolidated Tangible Net Worth. Maintain at all times Consolidated Tangible Net Worth equal to at least the sum of the following:
(i) $237,105,600.00; plus
(ii) 80% of Net Proceeds of Equity Issuances issued after the Closing Date.
(e) Debt Service Coverage Ratio. Maintain as of the end of each fiscal quarter of CSI a Debt Service Coverage Ratio of 1.30 to 1.00 or greater; provided, however, that Borrower shall have the right to cure any violation of the foregoing covenant by prepaying Loans, within ten (10) Business Days of the earliest of (1) Borrower obtains actual knowledge of such violation, (2) Borrower delivers a Compliance Certificate to Agent identifying such violation, and (3) the date on which a Compliance Certificate that would (if properly completed) identify such violation is due to Agent hereunder, in an amount sufficient to increase the Debt Service Coverage Ratio to 1.30 to 1.00 or greater for the relevant measurement period (giving effect to the prepayment as if made on the first day of such period); and provided further, however, that if any such prepayment of Loans is accompanied by the removal of a Borrowing Base Property from the Borrowing Base pursuant to Section 5A.04(d), the Net Operating Income and Capital Reserves allocable to such Borrowing Base Property for the relevant measurement period shall be excluded when re-calculating the Debt Service Coverage Ratio to give effect to the prepayment. This ratio will be calculated at the end of each reporting period for which this Agreement requires delivery of financial statements.

7.13 Additional Guarantors. Notify Agent at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days, cause such Person to (a) become a Guarantor by executing and delivering to Agent a counterpart of the Guaranty Joinder Agreement or such other document as Agent shall deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) against such Person), all in form, content and scope reasonably satisfactory to Agent.
7.14 REIT Qualification; Listing on Securities Exchange. Subject to the limitations set forth in Section 8.06, with respect to CSI, do all things required or necessary to (a) qualify as and maintain its qualification as a REIT and obtain, at Agent’s request but only to the extent that an Event of Default has occurred and is continuing, an opinion of counsel acceptable to Agent as to CSI’s status as a REIT and as to CSI’s power and authority to conduct its business as a REIT and (b) maintain a listing on the New York Stock Exchange (NYSE) or NASDAQ.
7.15 Ownership of Borrower. With respect to CSI, (a) ensure that CS Business Trust I (unless CSI (or a successor to CS Business Trust I that is wholly-owned by CSI and is a Guarantor) is the sole general partner of the Borrower) remains the sole general partner of Borrower and owns not less than 1% of the Partnership Units of Borrower, and (b) ensure that CSI Controls the Borrower.
7.16 Post-closing Surveys. Not later than the 90th day following the Closing Date, deliver to the Agent (i) a new survey for the Property referred to on Schedule 5A.04(d) as Mulberry Medical Park, (ii) if the Delayed Draw Amount has been disbursed within such time period, a new survey for the Florence Property, and (iii) a legible copy of an existing survey for the Property referred to on Schedule 5A.04(d) as Beaufort Medical Plaza (except to the extent that a legible (as determined in the Agent’s reasonable discretion) survey for such Property is delivered to Agent at or prior to the Closing Date). If such Properties are subject to a Mortgage at the time that surveys are delivered in accordance with the foregoing sentence, Borrower shall, concurrently with delivery of surveys, provide updated insurance coverage as to survey matters for each such Property, including a comprehensive endorsement, in form and substance satisfactory to the Agent (collectively, “Insurance Coverage”); provided, however, if any such Insurance Coverage is not delivered by such date because of a survey or other title issue with respect to the related Property, the Borrower shall use its commercially reasonable efforts (including but not limited to remediating such title or survey issues) to cause such Insurance Coverage to be issued prior to the 180th day following the Closing Date; provided, further, that if, in the Agent’s reasonable discretion, (i) the Borrower is diligently pursuing remediation to any such title or survey problem, the Agent may grant the Borrower an additional period following such 180 day period (such extension not to exceed 90 days) to deliver such Insurance Coverage or (ii) such title or survey issue does not materially affect the use and value of the related Property, the Agent may waive the requirement that Insurance Coverage be delivered with respect to such Property. If the new survey for any such Property reveals a change in the boundary lines for such property, and such Property is subject to a Mortgage at the time the survey is delivered, Borrower further agrees to promptly execute a Mortgage modification to modify the Mortgage for such Property to correct the legal description thereof and to obtain an endorsement to the existing title policy insuring such Mortgage, updating the time and date of coverage through the time and date of recording such Mortgage modification and insuring the continued first priority of such Mortgage, subject only to the Permitted Encumbrances.

ARTICLE VIII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, CSI and Borrower, as applicable, shall not, nor shall they permit any Subsidiary (other than Excluded Subsidiaries) to, directly or indirectly:
8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (but in no event encumbering any Pledged Interests, other than pursuant to the Loan Documents):
(a) Liens pursuant to any Loan Document;
(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
(c) Liens for taxes not yet due or payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) with respect to any real property which is not a Borrowing Base Property or a Mortgaged Property, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person or are otherwise disclosed on the applicable title commitment and acceptable to the Agent;
(h) Liens on any property which is not a Borrowing Base Property or a Mortgaged Property securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);
(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j) Liens (other than Liens on Borrowing Base Properties or Mortgaged Properties) securing Recourse Indebtedness permitted under Section 8.03(f) and Liens (other than Liens on Borrowing Base Properties or Mortgaged Properties) securing Non-recourse Indebtedness permitted under Section 8.03(g); and
(k) With respect to any real property which is a Borrowing Base Property or a Mortgaged Property, Permitted Encumbrances.
8.02 Investments. Make any Investments, except:
(a) Investments held by CSI, Borrower or any Subsidiary in the form of cash equivalents or short-term investment grade marketable debt securities;
(b) advances to officers, directors and employees of CSI, Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c) (i) Investments of CSI in CS Business Trust I or CS Business Trust II, (ii) Investments by CSI, CS Business Trust I and CS Business Trust II in Borrower, (iii) Investments by Borrower in any Subsidiary of Borrower and (iv) Investments of any Subsidiary in Borrower or in any other Subsidiary of the Borrower;
(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) Guarantees permitted by Section 8.03;
(f) Investments in Swap Contracts permitted under Section 8.03(d);
(g) Permitted Acquisitions;

(h) Investments by the Borrower or any of its Subsidiaries in income-producing Properties not constituting (i) Unimproved Land, (ii) Mortgage Receivables or (iii) Development Properties; and
(i) other Investments by the Borrower or any of its Subsidiaries, provided that Investments in:
(i) Mortgage Receivables shall not exceed, in the aggregate at any time, 20% of the Consolidated Total Asset Value;
(ii) Unimproved Land shall not exceed, in the aggregate at any time, 5% of the Consolidated Total Asset Value;
(iii) Development Property shall not exceed, in the aggregate at any time, 35% of the Consolidated Total Asset Value; and
(iv) Unconsolidated Affiliates and all other Investments not covered by the foregoing clauses (i), (ii), or (iii) or Sections 8.02(a) through (h) shall not exceed, in the aggregate at any time, 10% of the Consolidated Total Asset Value;
provided, further, however, that the Investments permitted under clauses (i) through (iv) of this paragraph (i) above shall not exceed, in the aggregate at any time, 35% of the Consolidated Total Asset Value.
For purposes of this Section 8.02, the value of any Investment in Development Property not yet completed shall be measured as the total cost to develop the real property under construction, including the acquisition of land, as reasonably determined by Borrower in good faith, and not as expenditures to date.
8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) (i) Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and (ii) any refinancings, refundings, renewals or extensions of such Indebtedness (including subsequent refinancings, refundings, renewals and extensions), provided that no Default would result therefrom.
(c) Guarantees of CSI, Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of CSI, Borrower or any Subsidiary;
(d) obligations (contingent or otherwise) of CSI or Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of CSI, Borrower or any Subsidiary in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;
(f) other Recourse Indebtedness of the Borrower or any of its Subsidiaries;
(g) Non-recourse Indebtedness of the Borrower or any of its Subsidiaries (other than Erdman or any Subsidiary thereof); and
(h) intercompany Indebtedness that would constitute an Investment permitted under Section 8.02(c).
8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided, further, that if a Guarantor is merging with another Subsidiary that is not a Guarantor, the Guarantor shall be the surviving Person; and
(b) any Subsidiary may Dispose of all or substantially all of its assets (other than a Borrowing Base Property), upon voluntary liquidation or otherwise, to CSI or to another Subsidiary (other than an Excluded Subsidiary); provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be CSI, the Borrower or any other wholly-owned Subsidiary and, provided, further, that if the transferor of such assets is a Guarantor, the transferee must be CSI, the Borrower or any other Guarantor.
8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b) Dispositions of inventory in the ordinary course of business;
(c) Dispositions of equipment or real property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property (other than Borrowing Base Properties) by any Subsidiary to CSI, the Borrower or to a wholly-owned Subsidiary (other than an Excluded Subsidiary unless the Disposing Party is also an Excluded Subsidiary); provided that if the transferor of such property is a Guarantor, the transferee thereof must either be CSI, Borrower or any other Guarantor; and provided further that if any Pledged Interests are the subject of such transfer, the transferee is or becomes, substantially simultaneously with such transfer, a party to a Pledge Agreement;
(e) Dispositions permitted by Section 8.04;
(f) Dispositions by CSI and its Subsidiaries of property (other than Borrowing Base Properties) pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $10,000,000 in any fiscal year; and
(g) non-exclusive licenses of intellectual property rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;
(h) subject to Section 8.08, and provided that at the time of such Disposition and after giving effect thereto no Default or Event of Default exists or would result therefrom, any other Disposition (other than Disposition of any Borrowing Base Property or any Pledged Interests);
provided, however, that any Disposition pursuant to clauses (a) through (h) above shall be for fair market value.
8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, CSI may declare and make any cash dividends or make any other payment or distribution of cash to its shareholders on account of its capital stock; provided that, beginning with the fiscal quarter period ending March 31, 2012 and for each fiscal quarter period thereafter, the aggregate amount of such dividends and distributions for the four fiscal quarter period then ended shall not exceed the greater of (i) the Permitted Distribution Amount and (ii) the aggregate minimum amount required during such period for CSI to qualify as and maintain its qualification as a REIT; provided further, in determining compliance with the preceding proviso, and, in each case, notwithstanding the actual amount of cash dividends and distributions declared and made during any of the following periods: (A) for the fiscal quarter period ending March 31, 2012, the aggregate amount of such dividends and distributions for the four fiscal quarter period then ended shall be deemed to be equal to the product of (x) the sum of (1) Preferred Dividends accrued during and attributable to such fiscal quarter and (2) all other cash dividends and distributions declared during such fiscal quarter, multiplied by (y) 4.0; (B) for the two fiscal quarter period ending June 30, 2012, the aggregate amount of such dividends and distributions for the four fiscal quarter period then ended shall be deemed to be equal to the product of (x) the sum of (1) Preferred Dividends accrued during and attributable to such two fiscal quarters and (2) all other cash dividends and distributions declared during such two fiscal quarters, multiplied by (y) 2.0; and (C) for the three fiscal quarter period ending September 30, 2012, the aggregate amount of such dividends and distributions for the four fiscal quarter period then ended shall be deemed to be equal to the product of (x) the sum of (1) Preferred Dividends accrued during and attributable to such three fiscal quarters and (2) all other cash dividends and distributions declared during such three fiscal quarters, multiplied by (y) 1.33;

(b) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Subsidiary may make Restricted Payments to Borrower, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(c) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and
(d) notwithstanding clauses (a) and (b) above, CSI may, during any relevant period, make cash distributions to its shareholders in the minimum amount required during such period for CSI to qualify as and maintain its qualification as a REIT; provided, however, that notwithstanding the foregoing, if (i) an Event of Default under Section 9.01(a), (f) or (g)(i) shall have occurred and be continuing, or (ii) any other Event of Default shall have occurred and as a result thereof the Obligations have been accelerated, CSI shall not make or declare any dividends or other cash distributions.
8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by CSI and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of CSI, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to CSI or such Subsidiary as would be obtainable by CSI or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Guarantor or between and among Guarantors.
8.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor (except for Contractual Obligations relating to Indebtedness permitted under Section 8.03), (ii) of any Subsidiary (other than an Excluded Subsidiary) or CSI to Guarantee the Indebtedness of Borrower (except for Contractual Obligations relating to Indebtedness permitted under Section 8.03), (iii) of the Borrower to prepay or refinance the Obligations hereunder or (iv) of CSI or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (except for Contractual Obligations relating to Liens permitted under Section 8.01 or Indebtedness permitted under Section 8.03); or (b) requires the grant of a Lien to secure an obligation of such Person (other than an Excluded Subsidiary) if a Lien is granted to secure another obligation of such Person.

8.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11 Amendments to Organization Documents. Amend, restate, supplement or otherwise modify the Organization Documents of CSI or any Subsidiary if such amendment, restatement, supplement or modification could reasonably be expected to result in a Material Adverse Effect on (a) the rights and remedies of the Lenders and Agent or (b) the ability of Borrower and the Guarantors to perform their respective obligations under this Agreement and any other Loan Document.
ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default. Any of the following shall constitute an Event of Default:
(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05 (with respect to any Loan Party), 7.10, 7.11, 7.12 or 7.16 (subject, in the case of Section 7.12(e), to the cure right set forth therein), or Article VIII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in any Facility Guaranty; or
(c) Other Defaults. The occurrence of an Event of Default under any Security Instrument which is not cured. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any other Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or Event of Default occurs under any other Loan Document; or
(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of CSI, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) CSI, Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect any Recourse Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Non-recourse Indebtedness or Guarantee (other than Non-recourse Indebtedness hereunder and Non-recourse Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (C) fails to observe or perform any other agreement or condition relating to any such Recourse or Non-recourse Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $25,000,000; or (iii) Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in excess of $25,000,000 in the aggregate under any Swap Contract; or
(f) Insolvency Proceedings, Etc. Any Loan Party, or any of its Subsidiaries whose total assets comprises at least $25,000,000 of Consolidated Total Asset Value, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g) Inability to Pay Debts; Attachment. (i) CSI, Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against CSI, Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of CSI or Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) CSI, Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or
(j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or
(k) Change of Control. There occurs any Change of Control.
9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and
(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16(c) and 2.17, be applied by Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent and amounts payable under Article III) payable to Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender), amounts comparable to the foregoing in respect of Secured Cash Management Agreements and Secured Hedge Agreements and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations (excluding Secured Cash Management Agreements and Secured Hedge Agreements), ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has been given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE X.
ADMINISTRATIVE AGENT
10.01 Appointment and Authorization of Administrative Agent. Each of the Lenders (including in its capacities as a potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints Bank of America to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
10.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
(d) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower or a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.04 Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
10.06 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger and Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.
10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 11.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Agent for the benefit of the Secured Parties under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;
(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and
(c) (i) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, and (ii) to release CS Business Trust I or CS Business Trust II, respectively, from its obligations under the Guaranty if (x) such Person ceases to be a Subsidiary of CSI and (y) the Borrower becomes a direct Subsidiary of CSI in a transaction not prohibited by the terms hereof (unless, with respect to this clause (y), such replacement direct owner(s) of Borrower execute a Guaranty Joinder Agreement). Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.
Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.
10.11 Secured Cash Management Agreements and Secured Hedging Agreements. No Cash Management Bank or Hedge Bank who obtains the benefit of the provisions of Section 9.03, Article V, the Facility Guaranty or any Collateral by virtue of the provisions hereof or of the Facility Guaranty or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements only if the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI.
MISCELLANEOUS
11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the other applicable Loan Parties, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a) waive any condition set forth in Section 4.01(a) or Section 11.06(d) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a)(iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;
(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;
(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(e) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g) release any Guarantor from any Facility Guaranty except in accordance with the terms of any Loan Document, without the written consent of each Lender; or
(h) release all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that, without the consent of such Lender, (i) the Commitment of such Lender may not be increased or extended, (ii) subject to Sections 2.17 and 11.13, the interest rate or fees payable to such Lender may not be reduced, and (iii) subject to Section 2.17 and any others provisions relating to the subordination of principal payments owed to a Defaulting Lender, the principal amounts owed to such Lender may not be reduced.
11.02 Notices; Effectiveness; Electronic Communications.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to Borrower or Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of Borrower and Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Agent. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e) Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.04 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) Indemnification by Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h) Deemed Consent of Borrower. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.06(b)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.
11.07 Treatment of Certain Information; Confidentiality. Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of CSI or Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than CSI or Borrower. For purposes of this Section, “Information” means all information received from CSI or Borrower or any Subsidiary relating to CSI, Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by CSI, Borrower or any Subsidiary, provided that, in the case of information received from CSI, Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning CSI, Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding anything in any Loan Document to the contrary, at any time a property located within the State of California, State of Washington, State of Oregon or any other state with a “one-action” rule is indentified as a Borrowing Base Property hereunder, any set-off in violation of this Section 11.08 shall be deemed invalid and such funds shall be deemed held in constructive trust for the benefit of the Borrower.
11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when they shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.
11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then, in each case, Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) Borrower shall have paid to Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
11.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Borrower and each other Loan Party and their respective Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates or any other Person and (B) neither the Agent nor Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Agent, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Agent nor Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Agent or Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.
11.18 Waiver of Appraisal Rights. The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the Property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE BORROWER HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE PROPERTY.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COGDELL SPENCER LP, a Delaware limited partnership

By:	CS Business Trust I, a Maryland
Statutory Trust, its General Partner

	By:	/s/ Charles M. Handy

		Name:	Charles M. Handy
		Title:	Chief Financial Officer and Trustee

COGDELL SPENCER INC., as Guarantor

By:	/s/ Charles M. Handy

	Name:	Charles M. Handy
	Title:	Chief Financial Officer
CREDIT AGREEMENT
Signature Page

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ Jack Redhead

	Name:	Jack Redhead
	Title:	Senior Vice President
CREDIT AGREEMENT
Signature Page

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Kevin P. Murray
	Name:	Kevin P. Murray
	Title:	Senior Vice President

CREDIT AGREEMENT
Signature Page

CITIBANK, N.A.
By:	/s/ John Rowland
	Name:	John Rowland
	Title:	Vice President

CREDIT AGREEMENT
Signature Page

REGIONS BANK
By:	/s/ James A. Barnes
	Name:	James A. Barnes
	Title:	Senior Vice President

CREDIT AGREEMENT
Signature Page

RAYMOND JAMES BANK, FSB
By:	/s/ James M. Armstrong
	Name:	James M. Armstrong
	Title:	Vice President

CREDIT AGREEMENT
Signature Page

Cogdell Spencer LP
SENIOR SECURED TERM LOAN FACILITY
Dated as of August 2, 2011

SCHEDULES

2.01	Commitments and Applicable Percentages
5A.03	Collateral Information
5A.04(c)	Appraisal Requirements
5A.04(d)	Borrowing Base Properties
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries and Other Equity Investments
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Eligible Property Compliance Certificate
G	Estoppel Certificate
H	Subordination, Non Disturbance and Attornment Agreement
I	Consent and Agreement Regarding Performance Under Ground Lease
J	Environmental Indemnity Agreement
K	Pledge Agreement

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage
Bank of America, N.A.	$40,400,000.00	50.000000000%
KeyBank National Association	$12,120,000.00	15.000000000%
Citibank, N.A.	$12,120,000.00	15.000000000%
Regions Bank	$8,080,000.00	10.000000000%
Raymond James Bank, FSB	$8,080,000.00	10.000000000%

Total	$80,800,000.00	100.000000000%

Schedule 2.01

SCHEDULE 5A.03
COLLATERAL INFORMATION

Cogdell Spencer LP (Borrower)	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	20-3648261
Cogdell Spencer Advisors Management, LLC	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	20-3755089
Indianapolis MOB, LLC	1801 N Senate Blvd. Indianapolis, IN 46202	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	74-3179498
Anchor Cogdell Covington, LLC	1500 James Simpson Jr. Way Covington, KY 41011	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	45-2594932
East Jefferson Medical Plaza, LLC	4228 Houma Blvd. Metairie, LA 70006	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	26-2032296
Mulberry Medical Park Limited Partnership	401 Mulberry SW Lenoir, NC 28645	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	56-1318101
Anchor Cogdell Doylestown, LP	847 Easton Road Warrington, PA 18976	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	45-2595177
Cogdell Investors (OSS), LP	3 St. Francis Drive Greenville, SC 29601	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	56-2204039
Beaufort Medical Plaza, LLC	989 Ribaut Rd. Beaufort, SC 29902	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	56-2096919
River Hills Medical Associates, LLC	4237 River Hills Dr. Little River, SC 29566	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	58-2283181
Anchor Cogdell Florence, LLC	7370 Turfway Road Florence, KY 41042	4401 Barclay Downs Drive, Suite 300 Charlotte, NC 28209	27-4592064
Schedule 5A.03

SCHEDULE 5A.04(c)
APPRAISAL REQUIREMENTS
Credit Agreement among Cogdell Spencer LP (“Borrower”),
Bank of America, N.A., as Administrative Agent (“Agent”), and
the Lenders party thereto (“Credit Agreement”)
The following is a statement of the appraisal requirements relating to any Property which becomes a Mortgaged Property. Capitalized terms used herein shall have the meaning set forth in the Credit Agreement except that the following terms shall have the following meanings:
“Appraisal” means a report made by a Qualified Appraiser setting forth such Qualified Appraiser’s opinion as to the current market value (based upon modelings of the “income approach”, the “sales approach” and the “cost approach” unless otherwise acceptable to the Agent) of a Property and in form and content reasonably acceptable to the Agent;
“Validation” means a report by a Qualified Appraiser extending an original Appraisal prepared by such Qualified Appraiser of an Eligible Property which validation meets the following conditions: (i) the appraiser continues to be acceptable to the Agent, (ii) the Property has not undergone a significant change since the original Appraisal, and (iii) the original Appraisal is dated within three (3) years of the date of the Validation. A Validation shall contain an opinion as to the current validity of the prior estimate of market value for the subject property. If the Validation concludes that the prior value conclusion is not significantly different from that set forth in the original report, then a new appraisal is not necessary. If the Validation concludes that the prior value is significantly different from that set forth in the original report, then a new appraisal is necessary.
Each Appraisal furnished to the Agent must meet the following requirements:
1. The Appraisal must be dated not more than six months prior to the date of delivery to the Agent; or
2. If the Appraisal is dated earlier than six months prior to the date of delivery to the Agent such Appraisal shall be accompanied by a Validation dated within thirty (30) days of delivery to the Agent which Validation shall state that the then fair market value of the Property is not significantly different from that set forth in the original Appraisal.
Schedule 5A.04(c)

The Agent shall have the right to request (at the Borrower’s expense and subject to satisfactory review and approval of the Agent), after the delivery of the initial Appraisal at the time a Property becomes subject to a Mortgage, a new Appraisal with respect to each Mortgaged Property once during the initial term of the Credit Agreement; provided, however, that a new Appraisal may not be ordered during the six month period immediately preceding the initial Maturity Date under the Credit Agreement and provided, further, that at any time during the existence and continuance of an Event of Default, a new Appraisal with respect to each Mortgaged Property may be requested by the Agent notwithstanding any previous new Appraisal previously having been obtained with respect to such Property. In addition to the foregoing, if the Borrower has requested an extension of the Maturity Date pursuant to Section 2.15, the Agent shall have the right to request new Appraisals which meet the Appraisal Requirements.
The Borrower may request that the Agent initiate a new Appraisal with respect to any Borrowing Base Property or Mortgaged Property at any time.
All such Appraisals shall be engaged by the Agent (at the expense of the Borrower) and subject to satisfactory review and approval of the Agent.
Schedule 5A.04(c)

SCHEDULE 5A.04(d)
BORROWING BASE PROPERTIES

				Fee
				Simple
				or	Allocable
			Owner-	Ground	Principal	Release
Property	City	State	ship	Leased	Amount	Amount
Methodist Professional Center I	Indianapolis	IN	100%	Ground Lease	$22,598,634	$25,988,429
St. Elizabeth Covington	Covington	KY	99%	Ground Lease	$3,568,734	$4,104,044
East Jefferson Medical Plaza	Metairie	LA	100%	Ground Lease	$13,018,389	$14,971,147
Mulberry Medical Park	Lenoir	NC	100%	Ground Lease	$1,775,287	$2,041,580
Doylestown Health & Wellness Center	Warrington	PA	99%	Fee Simple	$15,313,503	$17,610,528
St. Francis Outpatient Surgery Center	Greenville	SC	100%	Ground Lease	$11,213,889	$12,895,972
Beaufort Medical Plaza	Beaufort	SC	100%	Ground Lease	$6,523,079	$7,501,541
River Hills Medical Plaza	Little River	SC	100%	Fee Simple	$2,275,435	$2,616,751
Total					$76,286,950	$87,729,992

Florence Property
St. Elizabeth — Florence MOB	Florence	KY	95%	Ground Lease	$4,513,050	$5,190,008
The Florence Property is not included in the Borrowing Base on the Closing Date.
Schedule 5A.04(d)

SCHEDULE 6.06
LITIGATION

None.
Schedule 6.06

SCHEDULE 6.09
ENVIRONMENTAL MATTERS

None.
Schedule 6.09

SCHEDULE 6.13
SUBSIDIARIES AND OTHER
EQUITY SCHEDULE INVESTMENTS
Part (a). Subsidiaries.

Please see attached.

Part (b). Other Equity Investments.

All entities listed in Schedule 6.13, Part (a), above.

Part (c). Excluded Subsidiaries.
Anchor Cogdell, LLC
Baptist Northwest Limited Partnership
Barclay Downs Associates, LP
Bonney Lake MOB Investors, LLC
Brandon MOB Investors, LLC
Brunswick MOB, LLC
BSB Health/MOB Limited Partnership No. 2
Cabarrus Medical Partners, LP
Cogdell Cleveland Rehab, LP
Cogdell Duluth MOB, LLC
Cogdell Health Campus MOB, LP
Cogdell Spencer Medical Partners, LLC
Cogdell Lancaster Rehab, LP
Cogdell Riverside Investors, LP
EA-BSB 2, L.L.C.
EA-BSD 1, L.L.C.
East Jefferson Medical Office Building LP
Genesis Property Holding, LLC
Good Sam MOB Investors, LLC
Hanover MOB, LLC
Healthpark MOB, LLC
HMOB Associates LP
Madison MOB Investors, LLC
McLeod Medical Partners, LLC
Mebane Medical Investors, LLC
Medical Investors I, LP
Medical Park Three LP
Orangeburg Medical Office Building
Parkridge MOB, LLC
Schedule 6.13

Peerless MOB, LLC
PMOB, LLC
Rocky Mount Kidney Center Associates
Rocky Mount Medical Park LP
Rocky Mount MOB, LLC
Roper MOB, LLC
Rowan OSC Investors, LP
Shannon Health/MOB Limited Partnership No. 1
St. Francis Community MOB, LLC
St. Francis Medical Plaza, LLC
St. Cloud MOB, LLC
Syracuse MOB, LLC
Syracuse MOB SPE, LLC
Verdugo Management, LLC
West Tennessee Investors, LLC
Schedule 6.13

SCHEDULE 6.13
SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS
Part (a). Subsidiaries.

Name	Jurisdiction	Owner(s)	Ownership %
200 Andrews, LLC	South Carolina	Cogdell Spencer LP	99.0000
		Cogdell Spencer Advisors	1.0000
		Management, LLC
Anchor Cogdell, LLC	Delaware	Cogdell Spencer LP	94.0000
		Cogdell Spencer Advisors	1.0000
		Management, LLC
		Third Parties	5.0000
Anchor Cogdell Covington, LLC	Kentucky	Cogdell Spencer LP	98.0000
		Cogdell Spencer Advisors	1.0000
		Management, LLC
		Third Parties	1.0000
Anchor Cogdell Doylestown, LP	Pennsylvania	Cogdell Spencer LP	98.0000
		Cogdell Spencer Advisors	1.0000
		Management, LLC
		Third Parties	1.0000
Anchor Cogdell Doylestown GP, LLC	Pennsylvania	Cogdell Spencer LP	98.0000
		Cogdell Spencer Advisors	1.0000
		Management, LLC
		Third Parties	1.0000
Anchor Cogdell Florence, LLC	Kentucky	Cogdell Spencer LP	94.0000
		Cogdell Spencer Advisors	1.0000
		Management, LLC
		Third Parties	5.0000
Augusta Medical Partners, LLC	Georgia	Cogdell Spencer LP	95.0000
		Cogdell Spencer Advisors	5.0000
		Management, LLC
Baptist Northwest Limited Partnership	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Barclay Downs Associates, LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Beaufort Medical Plaza, LLC	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Bonney Lake MOB Investors LLC	Washington	Cogdell Spencer LP	60.70000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
		Third Parties	38.30000
Schedule 6.13

Name	Jurisdiction	Owner(s)	Ownership %
Brandon MOB, LLC	Mississippi	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Brunswick MOB, LLC	Georgia	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
BSG Erdman, LLC	Wisconsin	Cogdell Spencer LP	99.00000
(Holds land for potential future plant site)		Cogdell Spencer Advisors	1.00000
		Management, LLC
BSB Health/MOB Limited Partnership No. 2	Delaware	Consera Healthcare Real	2.00000
		Estate, LLC
		Third Parties	98.00000
Cabarrus Medical Partners, LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cabarrus POB, LP	North Carolina	Cogdell Spencer LP	99.50000
		Cogdell Spencer Advisors	0.50000
		Management, LLC
Carolina Forest Plaza, LLC	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Cleveland Rehab, LP	Ohio	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Duluth MOB, LLC	Minnesota	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Health Campus MOB, LP	Pennsylvania	Cogdell Spencer LP	73.40000
		Cogdell Spencer Advisors	7.50000
		Management, LLC
		Third Parties	19.30000
Cogdell Investors (Birkdale), LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Investors (Birkdale II), LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Investors (Mallard), LP	North Carolina	Cogdeil Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Investors (OSS), LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Cogdell Lancaster Rehab, LP	Pennsylvania	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Schedule 6.13

Name	Jurisdiction	Owner(s)	Ownership %
Cogdell Riverside Investors, LP	Pennsylvania	Cogdell Spencer LP	95.00000
(Possible future JV)		Cogdell Spencer Advisors	5.00000
		Management, LLC
		Third Parties (1)	0.00000
Cogdell Spencer LP	Delaware	CS Business Trust I	1.00000
		CS Business Trust II	86.00000
		Third Parties-Operating	13.00000
		Partnership
		Unitholders
Cogdell Spencer Inc.	Maryland	Publicly Traded REIT	Public Shareholders
Cogdell Spencer Advisors, LLC	Delaware	Cogdell Spencer LP	100.00000
Cogdell Spencer Advisors Management, LLC	Delaware	Cogdell Spencer LP	100.00000
Cogdell Spencer Erdman Management Company	North Carolina	Cogdell Spencer Advisors LLC	100.00000
Cogdell Spencer Medical Partners LLC	Delaware	Cogdell Spencer LP	20.00000
		Third Party (NML)	80.00000
Cogdell Spencer TRS Holdings, LLC	Delaware	Cogdell Spencer LP	100.00000
Consera BSD, LLC	Delaware	Consera Healthcare Real	100.00000
		Estate, LLC
Consera Healthcare Real Estate, LLC	South Carolina	Cogdell Spencer LP	100.00000
Copperfieid MOB, LP	North Carolina	Cogdell Spencer LP	99.99725
		Cogdell Spencer Advisors	0.00275
		Management, LLC
CS Business Trust I	Maryland	Cogdell Spencer Inc.	100.00000
CS Business Trust II	Maryland	Cogdell Spencer Inc.	100.00000
CSA Medical Partners Management, LLC	Delaware	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
EA-BSB 2, L.L.C.	Delaware	Consera BSD, LLC	100.00000
EA-BSD 1, L.L.C.	Delaware	Consera BSD, LLC	100.00000
East Jefferson Medical Office Building LP	Louisiana	Cogdell Spencer LP	85.95300
		Cogdell Spencer Advisors	14.04700
		Management, LLC
East Jefferson Medical Plaza, LLC	Louisiana	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
East Jefferson Medical Specialty Building LP	Louisiana	Cogdell Spencer LP	94.92000
		Cogdell Spencer Advisors	5.08000
		Management, LLC
East Rocky Mount Kidney Center Associates LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Erdman Architecture and Engineering Company (f/k/a MEA 1, Inc.)	Wisconsin	MEA Holdings, Inc.	100.00000
Erdman Company (f/k/a Marshall Erdman & Associates, Inc.)	Wisconsin	MEA Holdings, Inc.	100.00000
Schedule 6.13

Name	Jurisdiction	Owner(s)	Ownership %
Erdman Purchasing Group, LLC	Wisconsin	MEA Holdings, Inc.	100.00000
Franciscan Development Company, LLC	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Gaston MOB, LP	North Carolina	Cogdell Spencer LP	99.90000
		Cogdell Spencer Advisors	0.10000
		Management, LLC
Genesis Property Holding, LLC	Florida	Cogdell Spencer LP	39.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
		Third Party	60.00000
Good Sam MOB Investors, LLC	Washington	Cogdell Spencer LP	99.00000
(Possible future JV)		Cogdell Spencer Advisors	1.00000
		Management, LLC
Hanover MOB, LLC	Virginia	Cogdefl Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Harrisburg Medical Clinic, LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
HealthparkMOB, LLC	Tennessee	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC •
HMOB Associates LP	South Carolina	Cogdell Spencer LP	86.02100
		Cogdell Spencer Advisors	13.97900
		Management, LLC
Indianapolis MOB, LLC	Indiana	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
JHL Associates, LLC	South Carolina	Cogdell Spencer LP	100.00000
Lexington MOB, LLC	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Madison MOB Investors, LLC	Mississippi	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Marshall Erdman Development LLC	Wisconsin	MEA Holdings, Inc.	100.00000
Mary Black Westside Medical Park I Limited Partnership	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
McLeod Medical Partners, LLC	South Carolina	Cogdell Spencer LP	0.65160
		Cogdell Spencer Advisors	0.50760
		Management, LLC
		Third Parties	98.84080
Schedule 6.13

Name	Jurisdiction	Owner(s)	Ownership %
MEA Holdings, Inc.	Wisconsin	Cogdell Spencer TRS Holdings LLC	1.00000
Mebane Medical Investors, LLC	North Carolina	Cogdell Spencer LP	41.50000
		Cogdell Spencer Advisors	7.50000
		Management, LLC
		Third Parties	51.00000
Medical Investors I, LP	North Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Medical Investors III, LP	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Medical Park Three LP	South Carolina	Cogdell Spencer LP	93.28000
		Cogdell Spencer Advisors	6.72000
		Management, LLC
Mulberry Medical Park Limited Partnership	North Carolina	Cogdell Spencer LP	96.50000
		Cogdell Spencer Advisors	3.50000
		Management, LLC
Orangeburg Medical Office Building	South Carolina	Cogdell Spencer LP	99.31000
		Cogdell Spencer Advisors	0.69000
		Management, LLC
Parkridge MOB, LLC	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Peerless MOB, LLC	Tennessee	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
PMOB, LLC	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
River Hills Medical Associates, LLC	South Carolina	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Rocky Mount Kidney Center Associates	North Carolina	Cogdell Spencer LP	96.00000
		Cogdell Spencer Advisors	4.00000
		Management, LLC
Rocky Mount Medical Park LP	North Carolina	Cogdell Spencer LP	95.00000
		Cogdell Spencer Advisors	5.00000
		Management, LLC
Rocky Mount MOB, LLC	North Carolina	Cogdell Spencer LP	33.45100
		Cogdell Spencer Advisors	1.00000
		Management, LLC
		Third Parties	65.54900
Roper MOB, LLC	South Carolina	Cogdell Spencer LP	99.99000
		Cogdell Spencer Advisors	0.01000
		Management, LLC
Schedule 6.13

Name	Jurisdiction	Owner(s)	Ownership %
Rowan OSC Investors, LP	North Carolina	Cogdell Spencer LP	99.99500
		Cogdell Spencer Advisors	0-00500
		Management, LLC
Shannon Health/MOB Limited Partnership No. 1	Delaware	Consera Healthcare Real	2.00000
		Estate, LLC
		Third Parties	98.00000
St. Cloud MOB, LLC	Minnesota	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
St. Francis Community MOB, LLC	South Carolina	Cogdell Spencer LP	99.90000
		Cogdell Spencer Advisors	0.10000
		Management, LLC
St. Francis Medical Plaza, LLC	South Carolina	Cogdell Spencer LP	99.99000
		Cogdell Spencer Advisors	0,01000
		Management, LLC
St. Mary’s Investors, LLC	Virginia	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
Syracuse MOB, LLC	New York	Cogdell Spencer LP	98.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC
		Syracuse MOB SPE, LLC	1.00000
Syracuse MOB SPE, LLC	Delaware	Cogdell Spencer LP	100.00000
Verdugo Management, LLC	California	Cogdell Spencer LP	100.00000
Verdugo MOB, LP	California	Cogdell Spencer LP	99.00000
		Verdugo Management, LLC	1.00000
West Medical Office I, LP	South Carolina	Cogdell Spencer LP	99.93900
		Cogdell Spencer Advisors	0.06100
		Management, LLC
West Tennessee Investors, LLC (Future JV)	Tennessee	Cogdell Spencer LP	99.00000
		Cogdell Spencer Advisors	1.00000
		Management, LLC

(1)	Cogdell Riverside Investors is wholly owned at March 10, 2008. It is expected that physicians will invest in the entity, thereby reducing the percentage ultimately owned by Cogdell Spencer LP.
Schedule 6.13

SCHEDULE 8.01
EXISTING LIENS
1) UCC Financing Statements

State and
Debtor	Secured Party	County	File Number	File Date	Description
200 Andrews, LLC	Bank of America, N.A.	SC	080311-0956134	3/11/08	Equipment, accounts, fixtures and general intangibles
200 Andrews, LLC	Bank of America, N.A.	Greenville County, SC	Book FI 2008, Page 628	3/11/08	Equipment, accounts, fixtures and general intangibles
Augusta Medical Partners, LLC	Bank of America, N.A.	Richmond County, GA	121-2008-000397	3/11/08	Equipment, accounts, fixtures and general intangibles
Augusta Medical Partners, LLC	Bank of America, N.A.	Richmond County, GA	Book 1167, Page 1684	3/11/08	Equipment, accounts, fixtures and general intangibles
Barclay Downs Associates, LP 4,550.00	NCBT, NA	NC	20090092158H	12/9/09	Equipment, accounts, fixtures and general intangibles
Bonney Lake MOB Investors LLC	Bank of the West	WA	201021661915	8/2/10	Equipment, accounts, fixtures and general intangibles
Bonney Lake MOB Investors LLC	Bank of the West	Pierce County, WA	201007300587	7/30/10	DEED OF TRUST
Brandon MOB Investors, LLC	BankCorpSouth	MS	20090088250F	5/11/09	Equipment, accounts, fixtures and general intangibles
Brunswick MOB, LLC	Principal Commercial Funding, LLC	GA	63-2007-1881, as assigned by 63-2008-1566 and 63-2008-1734	3/11/08	Equipment, accounts, fixtures and general intangibles
Brunswick MOB, LLC	Principal Commercial Funding, LLC	Glynn County, GA	Book 2294, Page 224, as assigned by Book 2403, Page 136 and Book 2473, Page 231	8/20/07	Equipment, accounts, fixtures and general intangibles
Cogdell Lancaster Rehab, LP	Manufacturers and Traders Trust Co.	PA	2009122905322	12/28/09	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

State and
Debtor	Secured Party	County	File Number	File Date	Description
Cabarrus Medical Partners, LP (Cabarrus Pediatrics, Copperfield Medical Mall, Harrisburg Medical Mall, Midland Medical Mall and Weddington Internal & Pediatric Medicine)	First Citizens	NC	20040119075M	12/10/04	Equipment, accounts, fixtures and general intangibles
Cabarrus Medical Partners, LP (Cabarrus Pediatrics, Copperfield Medical Mall, Harrisburg Medical Mall, Midland Medical Mall and Weddington Internal & Pediatric Medicine)	First Citizens	Cabarrus County NC	Book 5697, Page 140	12/10/04	Equipment, accounts, fixtures and general intangibles
Cabarrus POB, LP	Bank of America, N.A.	NC	20080023186A	3/11/08	Equipment, accounts, fixtures and general intangibles
Cabarrus POB, LP	Bank of America, N.A.	Cabarrus County, NC	Book 8109, Page 109	3/11/08	Equipment, accounts, fixtures and general intangibles
Carolina Forest Plaza, LLC	Bank of America, N.A.	SC	080311-0956112	3/11/08	Equipment, accounts, fixtures and general intangibles
Carolina Forest Plaza, LLC	Bank of America, N.A.	Horry County, SC	Book 5043, Page 1393	3/11/08	Equipment, accounts, fixtures and general intangibles
Cogdell Duluth MOB, LLC	Associated Bank, National Association	St. Louis County, MN	01157659	3/21/11	Equipment, accounts, fixtures and general intangibles
Cogdell Duluth MOB, LLC	Associated Bank, National Association	MN	201123804376	4/8/11	Equipment, accounts, fixtures and general intangibles
Cogdell Investors (Birkdale), LP	Bank of America, N.A.	NC	20090049450E	6/24/09	Equipment, accounts, fixtures and general intangibles
Cogdell Investors (Birkdale), LP	Bank of America, N.A.	Mecklenburg County, NC	Book 24856, Page 895	6/12/09	Equipment, accounts, fixtures and general intangibles
Cogdell Investors (Birkdale II), LP	Bank of America, N.A.	NC	20080023179C	3/11/08	Equipment, accounts, fixtures and general intangibles
Cogdell Investors (Birkdale II), LP	Bank of America, N.A.	Mecklenburg County, NC	Book 23488, Page 938	3/11/08	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

State and
Debtor	Secured Party	County	File Number	File Date	Description
Cogdell Investors (Mallard), LP	Bank of America, N.A.	NC	20080023184K	3/11/08	Equipment, accounts, fixtures and general intangibles
Cogdell Investors (Mallard), LP	Bank of America, N.A.	Mecklenburg County, NC	Book 23489, Page 1	3/11/08	Equipment, accounts, fixtures and general intangibles
Copperfield MOB, LP	Bank of America, N.A.	NC	20090023181G	3/11/08	Equipment, accounts, fixtures and general intangibles
Copperfield MOB, LP	Bank of America, N.A.	Cabarrus County, NC	Book 8109, Page 171	3/11/08	Equipment, accounts, fixtures and general intangibles
East Jefferson Medical Office Building Limited Partnership 9,394.00	CW Capital LLC	LA	26282546, as assigned by 26285833, as continued by 26305990	7/20/04	Equipment, accounts, fixtures and general intangibles
East Jefferson Medical Office Building Limited Partnership 9,394.00	CW Capital LLC	LA	26282547, as assigned by 26305991, as continued by 26305992	7/20/04	Equipment, accounts, fixtures and general intangibles
East Jefferson Medical Office Building Limited Partnership 9,394.00	CW Capital, LLC	LA	26316642	1/31/11	Equipment, accounts, fixtures and general intangibles
East Jefferson Medical Office Building Limited Partnership 9,394.00	CW Capital, LLC	LA	26316643	1/31/11	Equipment, accounts, fixtures and general intangibles
East Rocky Mount Kidney Center Associates, LP	Bank of America, N.A.	NC	20080023182H	3/11/08	Equipment, accounts, fixtures and general intangibles
East Rocky Mount Kidney Center Associates, LP	Bank of America, N.A.	Edgecombe County, NC	Book 1511, Page 921	3/11/08	Equipment, accounts, fixtures and general intangibles
Franciscan Development Company, LLC	Bank of America, N.A.	KY	20110017551E	3/2/11	Equipment, accounts, fixtures and general intangibles
Franciscan Development Company, LLC	Bank of America, N.A.	Greenup County, KY	M690, Page 307		Equipment, accounts, fixtures and general intangibles
Gaston MOB, LP	Bank of America, N.A.	NC	20080023182H	3/11/08	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

State and
Debtor	Secured Party	County	File Number	File Date	Description
Gaston MOB, LP	Bank of America, N.A.	Gaston County, NC	Book 1511, Page 921	3/11/08	Equipment, accounts, fixtures and general intangibles
Genesis Property Holding, LLC	Compass Bank	FL	200809298617	10/6/08	Equipment, accounts, fixtures and general intangibles
Genesis Property Holding, LLC	Compass Bank	Escambia County, FL	Book 6382, Page 1043	10/2/08	Equipment, accounts, fixtures and general intangibles
Good Sam MOB Investors, LLC	First-Citizens Bank & Trust Company	WA	201017666931	6/25/10	Equipment, accounts, fixtures and general intangibles
Good Sam MOB Investors, LLC	First Citizens Bank & Trust Company	Pierce County, WA	201006220449	6/22/10	DEED OF TRUST
Hanover MOB, LLC	Aviva Life and Annuity Company	VA	0910307103-7	10/30/09	Equipment, accounts, fixtures and general intangibles
Hanover MOB, LLC	Aviva Life and Annuity Company	Hanover County, VA	09-0049	10/29/09	Equipment, accounts, fixtures and general intangibles
Health Park MOB, LLC	Aviva Life and Annuity Company	TN	209055826	11/10/09	Equipment, accounts, fixtures and general intangibles
Health Park MOB, LLC	Aviva Life and Annuity Company	Hamilton County, TN	Book G19053, Page 355	11/9/09	Equipment, accounts, fixtures and general intangibles
HMOB Associates, LP (One Medical Park)	Woodman of the World (Servicer)	SC	031022-1539343	10/22/03	Equipment, accounts, fixtures and general intangibles
HMOB Associates, LP (One Medical Park)	Woodman of the World (Servicer)	Richland County SC	Book 00866-1306	10/22/03	Equipment, accounts, fixtures and general intangibles
Mary Black Westside Medical Park I Limited Partnership	Bank of America, N.A.	SC	080311-0956123	3/11/08	Equipment, accounts, fixtures and general intangibles
Mary Black Westside Medical Park I Limited Partnership	Bank of America, N.A.	Charleston County, SC	2008-12378	3/14/08	Equipment, accounts, fixtures and general intangibles
Medical Investors I, LP	Wachovia Bank NA	Mecklenburg County NC	Book 23476, Page 185	3/7/08	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

State and
Debtor	Secured Party	County	File Number	File Date	Description
Medical Investors III, LP	Bank of America, N.A.	SC	080311-0956098	3/11/08	Equipment, accounts, fixtures and general intangibles
Medical Investors III, LP	Bank of America, N.A.	Charleston County, SC	2008-05571	3/12/08	Equipment, accounts, fixtures and general intangibles
Medical Park Three Limited Partnership (Three Medical Park)	Wachovia Securities (Servicer)	SC	040325-1419309, as assigned by 060406-1357155	3/25/04	Equipment, accounts, fixtures and general intangibles
Medical Park Three Limited Partnership (Three Medical Park)	Wachovia Securities (Servicer)	Richland County SC	Book 00916-0397, as assigned by Book 1173, Page 1882	3/25/04	Equipment, accounts, fixtures and general intangibles
Parkridge MOB, LLC (Parkridge Medical Office Building)	Principal Commercial Funding, LLC	SC	070521-1034032	5/21/07	Equipment, accounts, fixtures and general intangibles
Parkridge MOB, LLC (Parkridge Medical Office Building)	Principal Commercial Funding, LLC	Richland County SC	Book 1314, Page 2694	5/17/07	Equipment, accounts, fixtures and general intangibles
Peerless MOB, LLC (Peerless Crossing Medical Center)	SunTrust Bank	TN	306152830, as amended by 308-014733	2/20/08 (amendment)	Equipment, accounts, fixtures and general intangibles
Peerless MOB, LLC (Peerless Crossing Medical Center)	SunTrust Bank	Bradley County TN	Book 1673, Page 70, as amended by Book 1804, Page 98	12/28/07 (amendment)	Equipment, accounts, fixtures and general intangibles
PMOB, LLC (Providence MOB I, II and III)	Laureate Capital (Servicer)	Richland County SC	Book 00738, Page 0015, as continued by Book 1327, Page 446	12/19/02	Equipment, accounts, fixtures and general intangibles
Rocky Mount Medical Park Limited Partnership	Regions Bank	NC	20100083942M	10/26/10	Equipment, accounts, fixtures and general intangibles
Rocky Mount Medical Park Limited Partnership	Regions Bank	Nash County, NC	Book 2534, Page 727	10/25/10	Equipment, accounts, fixtures and general intangibles
Roper MOB, LLC	American Investors Life Insurance Company, Inc.	SC	090515-1201302	5/15/09	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

State and
Debtor	Secured Party	County	File Number	File Date	Description
Roper MOB, LLC	American Investors Life Insurance Company, Inc.	Charleston County, SC	2009-10059	5/14/09	Equipment, accounts, fixtures and general intangibles
Rowan OSC Investors, LP (Rowan Outpatient Surgery Center)	Farmers & Merchants Bank	NC	20040068562E, as amended by 20050105456K, as further amended by 20060048645G	7/08/04	Equipment, accounts, fixtures and general intangibles
Rowan OSC Investors, LP (Rowan Outpatient Surgery Center)	Farmers & Merchants Bank	Rowan County NC	Book 1012, Page 170, as amended by Book 1050, Page 110, and further amended by Book 1065, Page 547	7/8/04	Equipment, accounts, fixtures and general intangibles
St. Cloud MOB, LLC	Associated Bank, N.A.	MN	200916236033	5/28/09	Equipment, accounts, fixtures and general intangibles
St. Francis Community MOB, LLC 7,144.00 (St. Francis Community Medical Office Building/St. Francis MOB)	Wachovia Bank NA	SC	000814-104949A, as amended by 050429-1010142, as continued by 050502-1040091	8/10/00	Equipment, accounts, fixtures and general intangibles
St. Francis Community MOB, LLC 7,144.00 (St. Francis Community Medical Office Building/St. Francis MOB)	Wachovia Bank NA	SC	00814-105015A, as amended by 050429-1010471, as continued by 050502-1038406	8/10/00	Equipment, accounts, fixtures and general intangibles
St. Francis Medical Plaza, LLC (St. Francis Medical Plaza/St. Francis Women’s Center)	Wachovia Bank NA	Greenville County SC	Book 1997, Page 3581, as continued by Book 2002, Page 199, as continued by Book 2007, Page 1087	9/24/97	Equipment, accounts, fixtures and general intangibles
St. Francis Medical Plaza, LLC (St. Francis Medical Plaza/St. Francis Women’s Center)	Wachovia Bank NA	Greenville County SC	Book 1997, Page 3583, as continued by Book 2002, Page 214, as continued by Book 2007, Page 968	9/24/97	Equipment, accounts, fixtures and general intangibles
Syracuse MOB, LLC (Central NY Medical Center)	KeyBank National Association	NY	200707100568495	7/10/07	Equipment, accounts, fixtures and general intangibles
Syracuse MOB, LLC (Central NY Medical Center)	KeyBank National Association	Onondaga County NY	00573	6/29/07	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

		State and
Debtor	Secured Party	County	File Number	File Date	Description
Verdugo MOB, LP	Bank of America, N.A.	CA	08-7150554358	3/11/08	Equipment, accounts, fixtures and general intangibles
Verdugo MOB, LP	Bank of America, N.A.	Los Angeles County, CA	20080412722	3/11/08	Equipment, accounts, fixtures and general intangibles
West Medical Office I, LP	Bank of America, N.A.	SC	080311-0956101	3/11/08	Equipment, accounts, fixtures and general intangibles
West Medical Office I, LP	Bank of America, N.A.	Charleston County, SC	2008-05570	3/12/08	Equipment, accounts, fixtures and general intangibles
West Tennessee Investors, LLC	BankCorpSouth Bank	TN	110037950	9/7/10	Bank account, together with the proceeds thereof and any interest and/or income thereon.
West Tennessee Investors, LLC	BankCorpSouth Bank	TN	309011004	3/11/09	Equipment, accounts, fixtures and general intangibles
West Tennessee Investors, LLC	BankCorpSouth Bank	Madison County, TN	Book T1852, Page 353	2/26/09	Equipment, accounts, fixtures and general intangibles
Consolidated Joint Venture Properties

State and
Debtor	Secured Party	County	File Number	File Date	Description
Mebane Medical Investors, LLC	Bank of America	NC	20070053063G	5/31/07	Equipment, accounts, fixtures and general intangibles
Rocky Mount MOB, LLC	Southern Bank & Trust Company	NC	20010059179, as continued by 20060053453K	6/22/01	Equipment, accounts, fixtures and general intangibles
Rocky Mount MOB, LLC	Southern Bank & Trust Company	Nash County NC	Book 2117, Page 441	02/10/05	Equipment, accounts, fixtures and general intangibles
Rocky Mount MOB, LLC	Southern Bank & Trust Company	Nash County NC	Book 2237, Page 13	6/13/06	Equipment, accounts, fixtures and general intangibles
Cogdell Health Campus MOB, LP	Manufacturers & Traders Trust Company	PA	200732202420	3/13/07	Equipment, accounts, fixtures and general intangibles
Schedule 8.01

		State and
Debtor	Secured Party	County	File Number	File Date	Description
Cogdell Health Campus MOB, LP	Manufacturers & Traders Trust Company	PA	2007032202595	3/13/07	Equipment, accounts, fixtures and general intangibles
Cogdell Health Campus MOB, LP	Manufacturers & Traders Trust Company	PA	2007032205692	3/14/07	Equipment, accounts, fixtures and general intangibles
Cogdell Health Campus MOB, LP	Manufacturers & Traders Trust Company	Lancaster County PA	5601312	3/12/07	Equipment, accounts, fixtures and general intangibles
2) Mortgages/ Other Liens

Debtor	Secured Party	State	Loan Number	Maturity Date	Description
200 Andrews, LLC	Bank of America, N.A.	SC	00673404/1731781	3/1/2014	Secured mortgage
Augusta Medical Partners, LLC	Bank of America, N.A.	GA	00673404/1731781	3/1/2014	Secured mortgage
Barclay Downs Associates, LP 4,550.00 (Barclay Downs)	First Citizens Bank	NC	1660711	11/15/2012	Secured mortgage
Brandon MOB Investors, LLC (University Physicians — Grants Ferry)	Bancorpsouth Bank	MS	00888000700804	4/20/2019	Secured Mortgage
Brunswick MOB, LLC (Summit Professional Center I & II)	Principal Commercial Funding, LLC	GA	756188	9/1/2017	Secured mortgage
Cabarrus Medical Partners, LP (CabarrusPediatrics,Copperfield Medical Mall, Harrisburg Medical Mall, Midland Medical Mall and Weddington Internal & Pediatric Medicine)	First Citizens Bank	NC	1560192	12/15/2014	Secured mortgage
Cabarrus POB, LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured mortgage
Carolina Forest Plaza, LLC	Bank of America, N.A.	SC	00673404/1731781	3/1/2014	Secured mortgage
Cogdell Duluth MOB, LLC	Associated Bank, National Association	MN	87655450001	9/30/2016	Secured mortgage
Cogdell Investors (Birkdale), LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured mortgage
Cogdell Investors (Birkdale II), LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured mortgage
Schedule 8.01

Debtor	Secured Party	State	Loan Number	Maturity Date	Description
Cogdell Investors (Mallard), LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured mortgage
Cogdell Lancaster Rehab, LP (Lancaster Rehabilitation Hospital)	M&T Bank	PA	000-00-0001-8 & 000-00-0003-4	6/26/2014	Secured Mortgage
Copperfield MOB, LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured mortgage
East Jefferson Medical Office Building LP 9,394.00 (East Jefferson Medical Office Building)	CW Capital (Servicer)	LA	3006	8/10/2014	Secured mortgage
East Rocky Mount Kidney Center Associates, LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured Mortgage
Franciscan Development Company, LLC	Bank of America, N.A.	KY	00673404/1731781	3/1/2014	Secured mortgage
Gaston MOB, LP	Bank of America, N.A.	NC	00673404/1731781	3/1/2014	Secured mortgage
Hanover MOB, LLC (Hanover Medical Office Building)	Aviva Life/Medalist Capital	VA	20098875	11/1/2014	Secured mortgage
Healthpark MOB, LLC (Healthpark Medical Office Building)	Aviva Life/Medalist Capital	TN	20098876	12/1//2019	Secured mortgage
HMOB Associates LP (One Medical Park)	Woodman of the World (Servicer)	SC	00813A	11/1/2013	Secured mortgage
Mary Black Westside Medical Park I Limited Partnership	Bank of America, N.A.	SC	00673404/1731781	3/1/2014	Secured mortgage
Medical Arts Center of Orangeburg (Medical Arts of Orangeburg)	South Carolina Bank & Trust	SC	10926608	5/5/2014	Secured mortgage
Medical Investors I, LP (Harrisburg Family Physicians Building Lincoln/Lakemont Family Practice Center, Northcross Family Medical Practice Building and Randolph Medical Park)	First Citizens Bank	NC	1978766	10/15/2014	Secured mortgage
Medical Investors III, LP	Bank of America, N.A.	SC	00673404/1731781	3/1/2014	Secured mortgage
Medical Park Three LP (Three Medical Park)	Archon Financial/Wachovia Securities (Servicer)	SC	73-9000066	4/1/2014	Secured mortgage
Schedule 8.01

Debtor	Secured Party	State	Loan Number	Maturity Date	Description
Parkridge MOB, LLC (Parkridge Medical Office Building)	Principal Commercial Funding, LLC	SC	755736	6/1/2017	Secured mortgage
Peerless MOB, LLC (Peerless Crossing Medical Center)	SunTrust Bank/Midland Loan Services	TN	30267109	9/1/2016	Secured mortgage
PMOB, LLC (Providence MOB I, II and III)	Variable Annuity Life/Grandbridge	SC	718001419	1/1/2013	Secured mortgage
Rocky Mount Kidney Center Associates (Rocky Mount Kidney Center)	Southern Bank & Trust Company	NC	205062/777051	8/21/2014	Secured mortgage
Rocky Mount Medical Park LP (Rocky Mount Medical Park)	Regions Bank	NC	277913	10/22/2014	Secured mortgage
Roper MOB, LLC (Roper MOB)	Aviva Life/Medalist Capital	SC	20098841	6/1/2019	unknown
Rowan OSC Investors, LP (Rowan ASC)	Farmers & Merchants Bank	NC	234354	7/6/14	Secured mortgage
St. Cloud MOB, LLC (HealthPartners Medical and Dental Clinics)	Associated Bank	MN	87509120002	11/1/2014	Secured Mortgage
St. Francis Community MOB, LLC 7,144.00 (St. Francis Community Medical Office Building/St. Francis MOB)	Wachovia Bank NA	SC	41-84-8656042-2	6/15/2011	Secured mortgage
St. Francis Medical Plaza, LLC (St. Francis Medical Plaza/St. Francis Women’s Center)	Wachovia Bank NA	SC	41-84-8763678-3	6/15/2011	Secured mortgage
Syracuse MOB, LLC (Central NY Medical Center)	KeyBank National Association	NY	10037423	7/1/2017	Secured mortgage
Verdugo MOB, LP	Bank of America, N.A.	CA	00673404/1731781	3/1/2014	Secured mortgage
West Medical Office I, LP	Bank of America, N.A.	SC	00673404/1731781	3/1/2014	Secured mortgage
West Tennessee Investors, LLC (Medical Center Physicians Tower)	Bancorpsouth Bank	TN	00102000691783	3/1/2019	Secured Mortgage
Schedule 8.01

Consolidated Joint Venture Properties

Debtor	Secured Party	State	Loan Number	Maturity Date	Description
Bonney Lake MOB Investors, LLC (Bonney Lake Medical Office Building)	Bank of the West	WA	10-6016366-0 Ln 2-6	2/5/2012	Secured Mortgage
Cogdell Health Campus MOB, LP (Lancaster ASC MOB)	M&T Bank	PA	000-0000-0026	3/2/2015	Secured mortgage
Genesis Property Holdings, LLC (Woodlands Center for Specialized Medicine)	Compass Bank	TX	42	10/1/2018	Secured Mortgage
Good Sam MOB Investors, LLC	First Citizens Bank	WA	2413763	6/30/2015	Secured Mortgage
Mebane Medical Investors, LLC (Primary Mortgage)	Bank of America, N.A.	NC	007587268	5/15/2011	Construction loan
Mebane Medical Investors, LLC (Mebane Medical Park Cancer Center)	Bank of America, N.A.	NC	009231008	5/15/2011	Secured Mortgage
Rocky Mount MOB, LLC (2 loans)	Southern Bank and Trust Co.	NC	0000304634	3/1/2012	Secured mortgage
Schedule 8.01

SCHEDULE 8.03
EXISTING INDEBTEDNESS

		Amount of Debt at
Entity Name	Property Name	June 30, 2011
Cogdell Spencer LP secured revolving credit facility		$95,000,000

Wholly Owned Properties:
Barclay Downs Associates, LP	Barclay Downs	$4,226,000
Brandon MOB Investors, LLC	University Physicians — Grants Ferry	$10,314,000
Brunswick MOB, LLC	Summit Professional Center I & II	$15,925,000
Cabarrus Medical Partners, LP	Cabarrus Pediatrics, Copperfield Medical Mall, Harrisburg Medical Mall, Midland Medical Mall and Weddington Internal & Pediatric Medicine	$7,884,000
Cogdell Duluth MOB, LLC	St. Luke’s Campus Medical Office Building	$0.00
Cogdell Lancaster Rehab, LP	Lancaster Rehabilitation Hospital	$11,447,000
East Jefferson Medical Office Building LP	East Jefferson MOB	$8,611,000
Good Sam MOB Investors, LLC	Good Samaritan Medical Office Building	$5,938,000
Hanover MOB, LLC	Hanover MOB	$5,859,000
Health Park MOB, LLC	Health Park Medical Office Building	$6,848,000
HMOB Associates LP	One Medical Park	$4,725,000
Medical Arts Center of Orangeburg	Medical Arts of Orangeburg	$2,204,000
Medical Investors I, LP	Lincoln/Lakemont Family Practice Center, Northcross Family Medical Practice Building and Randolph Medical Park	$7,208,000
Medical Park Three LP	Three Medical Park	$7,341,000
Parkridge MOB, LLC	Parkridge MOB	$13,500,000
Peerless MOB, LLC	Peerless Crossing Medical Center	$7,199,000
PMOB, LLC	Providence MOB I, II and III	$7,931,000
Rocky Mount Kidney Center Associates	Rocky Mount Kidney Center	$942,000
Rocky Mount Medical Park LP	Rocky Mount Medical Park	$10,181,000
Roper MOB, LLC	Roper MOB	$9,203,000
Rowan OSC Investors, LP	Rowan ASC	$3,100,000
St. Cloud MOB, LLC	HealthPartners Medical & Dental Clinics	$11,935,000
St. Francis Community MOB, LLC	St. Francis Community MOB / St. Francis MOB	$6,597,000
St. Francis Medical Plaza, LLC	St. Francis Medical Plaza / St. Francis Women’s Center	$7,086,000
Syracuse MOB, LLC	Central NY Medical Center	$24,500,000
West Tennessee Investors, LLC	Medical Center Physicians Tower	$14,580,000

Consolidated Joint Venture Properties:
Bonney Lake MOB Investors, LLC	Bonney Lake Medical Office Building	$7,796,000
Cogdell Health Campus MOB, LP	Lancaster ASC MOB	$10,093,000
Genesis Property Holdings, LLC	Woodlands Center for Specialized Medicine	$16,462,000
Mebane Medical Investors, LLC	Alamance Regional Mebane Outpatient Center	$12,273,000
Rocky Mount MOB, LLC	English Road Medical Center	$5,104,000
Schedule 8.03

SCHEDULE 11.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
BORROWER AND CSI:
Cogdell Spencer LP / Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209-4670
Attention: Raymond W. Braun, President / Charles M. Handy, Chief Financial Officer
Telephone: 704.940.2900 / 704.940.2900
Telecopier: 704.940.2957 / 704.940.2959
Electronic Mail: rbraun@cogdell.com / chandy@cogdell.com
Website Address: www.cogdell.com
U.S. Taxpayer Identification Number: 20-3648261 / 20-3126457
ADMINISTRATIVE AGENT:
Administrative Agent’s Office (for payments):
Bank of America, N.A.
Southside Center
6000 Feldwood Road
Mail Code: GA4-004-04-14
College Park, Georgia 30349-3652
Attention: Diana A. Thompson Giles
Telephone: 404.607.3080
Telecopier: 404.607.3043
Electronic Mail: diane.a.giles@baml.com
Wiring Instructions:
Bank of America, N.A.
ABA No.: 0260-0959-3
GL No.: 1366211723000
Reference: Cogdell Spencer
Loan No: Obligor #673404 / CA #2945042
Advise: Diane Giles
Telephone: 404-607-3084
Schedule 11.02

Other Notices and Requests for Credit Extensions as Administrative Agent:
Bank of America, N.A.
Commercial Real Estate Banking
100 North Tryon Street, 11th Floor
Mailcode: NC1-007-11-15
Charlotte, North Carolina 28255
Attention: Joy Auten
Telephone: 980.386.7524
Telecopier: 980.683.9480
Electronic Mail: Joy Auten@baml.com
Schedule 11.02

EXHIBIT A
FORM OF LOAN NOTICE
Date:                     ,
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 2, 2011 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Cogdell Spencer LP, a Delaware limited partnership (the “Borrower”), Cogdell Spencer Inc., a Maryland corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
The undersigned hereby requests (select one):
☐ A Borrowing of Loans
☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested (i.e., Eurodollar Rate Loan or Base Rate Loan)]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

COGDELL SPENCER LP, as Borrower

By:	CS Business Trust I, its General Partner

By:

Name:

Title:

A-1
Form of Loan Notice

EXHIBIT B
FORM OF NOTE

$	August 2, 2011
FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                                          or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of August 2, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement. Attorneys’ fees in connection with collections hereunder shall be payable as provided in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Facility Guaranty and the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

COGDELL SPENCER LP, as Borrower

By:	CS Business Trust I, its General Partner

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

Form of Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                           ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 2, 2011 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Cogdell Spencer LP, a Delaware limited partnership (the “Borrower”), Cogdell Spencer Inc., a Maryland corporation (“CSI”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                         1 of CSI, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of CSI, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of CSI ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.2
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of CSI ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of CSI and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.3
2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of CSI and its Subsidiaries during the accounting period covered by the attached financial statements.

[1]	Officer executing certificate must be chief financial officer of CSI.

[2]	Do not include such paragraph if financial statements have been delivered electronically in accordance with the second paragraph of Section 7.02 of the Agreement.

[3]	Do not include such paragraph if financial statements have been delivered electronically in accordance with the second paragraph of Section 7.02 of the Agreement.

Form of Compliance Certificate

3. A review of the activities of CSI during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period CSI and its Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, each of CSI and each of its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The representations and warranties of CSI and Borrower contained in Article VI of the Agreement, and/or any representations and warranties of CSI, Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5. Each Borrowing Base Property identified on Schedule 5A.04(d) to the Agreement, as such schedule has been updated to date,
[select one:]
[has at all times since its inclusion in the Borrowing Base continued to satisfy all of the requirements in the Agreement to qualify as a Borrowing Base Property thereunder.]
—or—
[has at all times since its inclusion in the Borrowing Base continued to satisfy all of the requirements in the Agreement to qualify as a Borrowing Base Property thereunder, except that the following Properties no longer qualify, or have not continually qualified, as Borrowing Base Properties under the Agreement for the following reasons:]
6. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

Form of Compliance Certificate

7. Cash Collateral [is] [is not] required to be delivered under Section 2.16 of the Agreement.
[Use the following paragraph at any time that Cash Collateral is required to be delivered under
Section 2.16 of the Agreement]
Cash flow from Borrowing Base Properties and Mortgaged Properties in excess of current interest due on Loans under the Agreement is $                     for the fiscal quarter ending on the date of this Certificate, as calculated on Schedule 3 attached hereto.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

COGDELL SPENCER INC.

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
Financial Statements
[see attached]

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
I. Section 7.12(a) —Total Leverage Ratio.

A. Consolidated Total Indebtedness at Statement Date:	$

B. Consolidated Total Asset Value at Statement Date[4]:

1. cash, cash equivalents and the value of marketable securities, in each case of the Borrower and its Subsidiaries:	$

2. Adjusted Property EBITDA attributable to each Property owned by the Borrower or any Subsidiary (other than a Development Property or Unimproved Land) for the fiscal quarter most recently ended (attach schedule for each Property reflecting the following):

a. net income (loss):	$

[to the extent included in determination of such net income (loss)]:

i. depreciation and amortization expense:	$

ii. interest expense, including capitalized interest not funded under a construction loan interest reserve account:	$

iii. income tax expense:	$

iv. extraordinary or non-recurring gains and losses:	$

v. Lines I.B.2.a. — I.B.2.a.i. — I.B.2.a.ii. - I.B.2.a.iii. — I.B.2.a.iv.:	$

b. Capital Reserves:	$

[4]
For purposes of calculating Consolidated Total Asset Value: (i) the Borrower’s pro rata share of assets held by Unconsolidated Affiliates (excluding cash, cash equivalents and the value of marketable securities) will be included in Consolidated Total Asset Value calculations consistent with the treatment for wholly owned assets; and (ii) Net Operating Income from Properties acquired or disposed of by the Borrower or any Subsidiary during the immediately preceding four fiscal quarters shall be excluded.

Form of Compliance Certificate

c. Adjusted Property EBITDA (for all Properties) for the fiscal quarter most recently ended (Lines I.B.2.a.v. — I.B.2.b.):	$

d. Line I.B.2.c. times 4:	$

e. Line I.B.2.d. ÷ 0.080:	$

3. GAAP book value of Properties acquired during the four consecutive fiscal quarters ending on the Statement Date (the “Subject Period”):	$

4. GAAP book value of all Development Properties:	$

5. The portion of Consolidated Adjusted EBITDA attributable to Erdman and its Subsidiaries applied on a consistent basis for the Subject Period times 8[5]:	$

6. GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes:	$

7. Consolidated Total Asset Value (Lines I.B.1. + I.B.2.e. + I.B.3. + I.B.4. + I.B.5. + I.B.6.):	$

C. Ratio (Line I.A. ÷ Line I.B.7.):	to 1.0
Maximum Permitted:

Maximum
Consolidated
Four Fiscal Quarters Ending	Leverage Ratio
Closing Date through March 31, 2013	0.65 to 1.00
April 1, 2013 and thereafter	0.60 to 1.00
II. Section 7.12(b) — Secured Recourse Indebtedness Ratio.

A. Secured Recourse Indebtedness (excluding Indebtedness under the Revolving Credit Facility Documents and the Loan Documents) at Statement Date:	$

B. Consolidated Total Asset Value at Statement Date (Line I.B.7.):	$

C. Secured Recourse Indebtedness Ratio (Line II.A. ÷ Line II.B.)	to 1.0

Maximum Permitted:	0.15 to 1.00

[5]	Shall not exceed 15% of Consolidated Total Asset Value.

Form of Compliance Certificate

III. Section 7.12(c) — Fixed Charge Coverage Ratio.

A. Consolidated Adjusted EBITDA of CSI and its Subsidiaries for the Subject Period[6]:

1. net income (loss):	$

[to the extent included in determination of such net income (loss)]:

a. depreciation and amortization expense:	$

b. Consolidated Interest Expense:	$

c. income tax expense:	$

d. extraordinary or non-recurring losses:	$

e. extraordinary or non-recurring gains:	$

f. Lines III.A.1. + III.A.1.a. + III.A.1.b. + III.A.1.c. + III.A.1.d. — III.A.1.e.:	$

2. CSI’s pro rata share of net income (loss) of Unconsolidated Affiliates for the Subject Period:	$

[to the extent included in determination of such net income (loss)]:

a. depreciation and amortization expense:	$

b. interest expense (without duplication of any amounts excluded as Consolidated Interest Expense under Line III.A.1.b. above):	$

c. income tax expense:	$

d. extraordinary or non-recurring losses of Unconsolidated Affiliates:	$

e. extraordinary or non-recurring gains of Unconsolidated Affiliates	$

f. Lines III.A.2. + III.A.2.a. + III.A.2.b. + III.A.2.c. + III.A.2.d. — III.A.2.e.:	$

3. Inter-company eliminations related to Erdman and its subsidiaries:	$

4. Capital Reserves:	$

[6]
Consolidated Adjusted EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement No. 141 of the Financial Accounting Standards Board (FAS 141).

Form of Compliance Certificate

5. Consolidated Adjusted EBITDA for the Subject Period (Lines III.A.1.f. + III.A.2.f. + III.A.3 -III.A.4.):	$

B. Consolidated Fixed Charges of CSI and its Subsidiaries for Subject Period:	$

C. Ratio (Line III.A.5. ÷ Line III.B.):	to 1.0
Minimum Required:

Minimum Fixed
Charge
Four Fiscal Quarters Ending	Coverage Ratio
Closing Date through March 31, 2012	1.35 to 1.00
April 1, 2012 and thereafter	1.50 to 1.00
IV. Section 7.12(d) — Consolidated Tangible Net Worth.

A. Consolidated Tangible Net Worth of CSI and its Subsidiaries at Statement Date:

1. stockholders’ equity of CSI and its Subsidiaries determined on a consolidated basis:	$

2. accumulated depreciation and amortization:	$

3. (to the extent deducted in determining stockholders’ equity) minority interests in operating partnerships, determined in accordance with GAAP:	$

[to the extent reflected in determining stockholders’ equity]:

a. amount of any write-up in the book value of any assets contained on CSI’s consolidated balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired:
$

b. all amounts appearing on the assets side of CSI’s consolidated balance sheet for assets which would be classified as intangible assets under GAAP:	$

4. Consolidated Tangible Net Worth (Lines IV.A.1. + IV.A.2. + IV.A.3 — IV.A.3.a. — IV.A.3.b.):	$

Form of Compliance Certificate

B. 1. $237,105,600.00:	$

2. Net Proceeds of Equity Issuances after the Closing Date:	$

3. Line IV.B.2. times 0.80:	$

4. Minimum Required Tangible Net Worth (Lines IV.B.1. + IV.B.3.):	$

C. Excess (deficiency) for covenant compliance (Line IV.A.4. — Line IV.B.4.):	$
V. Section 7.12(e) — Debt Service Coverage Ratio.

A. Net Operating Income of the Borrowing Base Properties for the fiscal quarter ending on the Statement Date (the “Subject Quarter”):

1. gross revenues for the Borrowing Base Properties for the Subject Quarter received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligation for rent):
$

2. operating expenses incurred with respect to the Borrowing Base Properties during the Subject Quarter (including an appropriate accrual for property taxes and insurance):	$

[to the extent not duplicative of deduction already taken in the calculation of Net Operating Income]:

a. 1% of the annualized gross revenues of the Borrowing Base Properties:	$

b. one-quarter (1/4) of the annualized amount of management fees actually incurred for the Borrowing Base Properties:	$

c. Greater of Line V.A.2.a. and V.A.2.b.:	$

3. Net Operating Income of the Borrowing Base Properties for the Subject Quarter (Line V.A.1 — V.A.2 — V.A.2.c.)	$

B. Capital Reserves allocable to the Borrowing Base Properties for the Subject Quarter:	$

C. Line V.A.3. minus Line V.B.:	$

D. Line V.C. times 4:	$

Form of Compliance Certificate

E. Per annum yield on United States Treasury securities having a ten (10) year maturity as of the Statement Date plus 2.50%:		%

F. Applicable interest rate: greater of (i) 7.00% and (ii) Line V.E.:		%

G. Annual aggregate debt service on the principal amount of Loans outstanding on the Statement Date bearing interest (computed on a 365-6/360 basis) at the applicable Interest Rate in Line V.F. and assuming monthly, level debt service payments over a thirty (30) year amortization period:
$

H. Debt Service Coverage Ratio (Line V.D ÷ V.G.)	$

Minimum Required:	1.30 to 1.00

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
Calculation of Cash Flow

A. Net operating income of the Borrowing Base Properties and Mortgaged Properties for the fiscal quarter ending on the Statement Date (the “Subject Quarter”):
1. gross revenues for the Borrowing Base Properties and Mortgaged Properties for the Subject Quarter received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligation for rent):
$
2. operating expenses incurred with respect to the Borrowing Base Properties and Mortgaged Properties during the Subject Quarter (including an appropriate accrual for property taxes and insurance):	$
3. management fees actually incurred with respect to the Borrowing Base Properties and Mortgaged Properties for the Subject Quarter (to the extent not duplicative of deduction already taken in the calculation of Cash Flow hereunder):
$
4. Net operating income of the Borrowing Base Properties and Mortgaged Properties for the Subject Quarter (Line A.1. — A.2. — A.3.):	$
B. Actual capital expenses allocable to the Borrowing Base Properties and Mortgaged Properties for the Subject Quarter:	$
C. Line A.4. minus Line B.:	$
D. Cash Flow (Line C. times 4):	$

Form of Compliance Certificate

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Cogdell Spencer LP

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of August 2, 2011 among Cogdell Spencer LP, Cogdell Spencer Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate
			Amount of		Percentage
			Commitment/	Amount of	Assigned of
		Facility	Loans for all	Commitment/	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned	Lenders	Loans Assigned	Loans	Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	] [5]
Effective Date:                     , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Title:

[Consented to:]

COGDELL SPENCER LP6

By:

Title:

[6]	Unless an Event of Default has occurred and is continuing, in which case Borrower’s consent is not required.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type presented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E
FORM OF GUARANTY
See attached.
E-1
Form of Guaranty

EXHIBIT F
FORM OF ELIGIBLE
PROPERTY COMPLIANCE CERTIFICATE
Date: __________ _____, _______
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 2, 2011 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Cogdell Spencer LP, a Delaware limited partnership (the “Borrower”), Cogdell Spencer Inc., a Maryland corporation (“CSI”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
The undersigned hereby certifies as of the date hereof that he/she is authorized to execute and deliver this certificate to Agent on the behalf of the Borrower, and that the analyses and information in evidencing the compliance with the definition of “Eligible Property” set forth on Exhibit 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of  _____,  _____.

COGDELL SPENCER LP, as Borrower
By:	CS Business Trust I, its General Partner

By:

Name:

Title:

Form of Eligible Property Compliance Certificate

Date:                      (“Statement Date”)
EXHIBIT 1
to the Eligible Property Compliance Certificate
Property or Properties:
[List relevant Property or Properties, and owner of each such Property, for this Eligible Property Compliance Certificate]

Property	Owner of Property	Square Footage

[ ]	[ ]	[ ]
Total Sq. Footage: _______
Each Property listed above satisfies all of the following requirements:
(a) each such Property is fully developed as (i) a medical office property, (ii) an ambulatory surgery property, (iii) a life science property, or (iv) other property customarily constituting an asset of a REIT specializing in medical office properties;
(b) (i) such Property is 100% owned by a Guarantor, or 100% leased by a Guarantor under a Ground Lease reasonably acceptable to the Agent as to which (A) Lease Party Documents (if applicable) and a true and complete copy of the Ground Lease shall have been delivered to the Agent, (B) the base rental payments to lessors or their assignees by such Persons under such Ground Lease shall not be delinquent for more than 30 days, and there shall be no other default under such Ground Lease that gives the lessor thereunder the right to terminate such Ground Lease (after giving effect to any applicable cure periods therein), and (C) such Ground Lease is evidenced by a memorandum of lease properly recorded in the land records for the county in which the applicable Property is situated; and (ii) the Equity Interests in the Guarantor that owns or leases such Property are at least 95% owned, directly or indirectly, by CSI or the Borrower and CSI or the Borrower has the power to direct acquisition, disposition, mortgaging, financing and other major property decisions with respect to such Property either without any consent, approval or participation from any other owner of Equity Interests in such Guarantor or such consent has been obtained;
(c) each such Property, or any interest of the Borrower or any Guarantor therein, is free of all Liens except Permitted Encumbrances;

Form of Eligible Property Compliance Certificate

(d) the Borrower, directly or indirectly through the Guarantor that owns or leases such Property, has the right to take the following actions without the need to obtain the consent of any Person, or to the extent any consent is required by the Ground Lease, such consent has been obtained: (i) to sell, transfer or otherwise dispose of such Property in the case of an owned Property or (ii) to create a lien on such Property as security for Indebtedness of the Borrower or such Guarantor, in the case of a leased Property;
(e) each such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and
(f) each such Property is in material compliance with all Environmental Laws as evidenced by a Phase I environmental assessment (and, if required or recommended by the results of the Phase I environmental assessment, a Phase II environmental assessment) in form and substance reasonably satisfactory to the Agent, and dated not earlier than six months prior to the date of the Eligible Property Compliance Certificate for such Property.
For the certifications contained in clauses (b), (d) and (f) above, exception is taken for (1) the failure of the Properties identified in Section 5A.04(e) of the Agreement to satisfy (A) the requirements in clause (d)(ii) of the definition of Eligible Property therein and (B) one or more of the requirements in clauses (b), (c), (d) and (e) of the definition of Ground Lease therein, and (2) the omission of a Phase I environmental assessment and Phase II environmental assessment for the Properties identified in Section 5A.04(e) of the Agreement; provided, however, the foregoing exception is only taken for the matters in clause (1) directly above if this Eligible Property Compliance Certificate is dated prior to the earlier of (A) with respect to each of said Properties, the date that a satisfactory consent and acknowledgment from the applicable ground lessor is delivered to the Administrative Agent pursuant to Section 5A.04(e) of the Agreement, and (B) the date that is ninety (90) days from the Closing Date.
If any such Property does not meet the above criteria, such Property is otherwise acceptable to the Required Lenders as follows:
[describe specific Property or Properties that do not comply with any of the above criteria, and actions taken by the Required Lenders that consent to such Property as being “Eligible Property” pursuant to clause (g) of the definition thereof]

Form of Eligible Property Compliance Certificate

EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE

STATE OF _____ COUNTY OF _____	TENANT ESTOPPEL CERTIFICATE
The undersigned,                                         , a                      (“Lessee”), the lessee named in that certain [Lease Agreement] (the “Lease”) dated as of                                         ,                      between Lessee and                                         , a                      (“Lessor”), as lessor, for certain space containing                      [usable/rentable] square feet commonly known as Suite                      (the “Premises”) on the                      floor of the medical office building owned by Lessor (the “Building”) and located at                      in                     ,                      County,                      , hereby certifies to Bank of America, N.A., a national banking association, acting in its capacity as Administrative Agent, its successors and assigns (“Lender”), as follows:
1.
Attached hereto as Exhibit A is a true, correct and complete copy of the Lease, as the same may have been modified or amended, together with any and all guaranties of the Lease that may have been delivered to Lessor or any predecessor to Lessor thereunder.

2.	There are no oral agreements or understandings between Lessor (and its predecessors, if applicable) and Lessee with respect to the Lease or any obligations of any party thereunder.

3.
Except as expressly set forth in the Lease, Lessee has no options to purchase, options to renew, extend or cancel the Lease or to lease additional space in the Premises or the Building, rights of refusal, rights of first offer, rights of negotiation, expansion rights nor contraction rights, however denominated, with respect to the Premises or the Building.

4.	The term of the Lease commenced on , , and is currently scheduled to expire on , 2011, including any presently exercised option or renewal term.

5.
The [Base Rental] currently payable by Lessee under the Lease is $                     per [usable/rentable] square foot of the Premises per annum. [Base Rental] has been paid in full through                     , 2007. Increases in [Base Rental] occur as of                                          of each year during the term of the Lease. Increases in [Base Rental] are calculated based on                                         . No [Base Rental] has been paid more than thirty (30) days in advance of its due date.

6.
All conditions of the Lease to be performed by Lessor and necessary to the enforceability of the Lease have been satisfied. Lessee has no defenses or offsets which could be alleged in any action brought for [Base Rental] or any other payments due under the Lease accruing subsequent to the date of this Certificate.

Form of Estoppel Certificate

7.	[Lessee’s Share] (as defined in the Lease) of operating expenses is _____ %. Payment of such charges has not been made for any period more than thirty (30) days in advance of such payment.

8.
Lessee has not defaulted in its obligations under the Lease and, to the best of Lessee’s knowledge, Lessor has not defaulted in any of its obligations under the Lease, and no event has occurred or situation exists that would, with the passage of time, constitute a default under the Lease.

9.
All contributions required by the Lease to be paid by Lessor to date for improvements to the Premises have been paid in full. All improvements or work required under the Lease to be made by Lessor to date, if any, have been completed to the satisfaction of the Lessee. Charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the Lessee in the Building have been paid in full. The Lessee has accepted the Premises, subject to no conditions other than those set forth in the Lease. The Lessee has entered into occupancy of the Premises.

10.	Pursuant to the Lease, Lessee has paid to Lessor a security deposit in the amount of $_____.

11.	To Lessee’s knowledge, the guaranty of the Lease, if any, is in full force and effect.

12.	Lessee has not sublet any portion of the Premises or assigned any of its rights under the Lease.

13.	All insurance required of the Lessee under the Lease has been provided by the Lessee and all premiums have been paid.

14.	In addition to the Premises, the Lessee has the right to use or rent _____ parking spaces in or near the Building during the term of the Lease.

15.	The Lessee has all governmental permits, licenses and consents required for the activities and operations being conducted or to be conducted by it in or around the Building.

16.
The Lessee hereby agrees that in the event that the Lender or other holder of the mortgage or deed of trust acquires title to the property encumbered by the mortgage or deed of trust on which the Building is located, such holder will not be liable for any security deposit that the Lessee may have given to any previous lessor (including Lessor) which has not, as such, been transferred to such holder.

17.	Neither Lessee nor any guarantor of the Lease is presently the subject of any proceeding pursuant to Title 11 of the United States Code, as amended from time to time, or any successor statute thereto.

Form of Estoppel Certificate

18.
The Lessee acknowledges the right of Lender to rely upon the certifications and agreements in this Certificate in making a loan to Lessor. The Lessee hereby agrees to furnish Lender with such other and further estoppel certificates as Lender may reasonably request. The Lessee understands that in connection with such loan, Lessor’s interest in the rentals due under the Lease will be assigned to Lender pursuant to an assignment of leases by Lessor in favor of Lender. The Lessee agrees that if Lender shall notify the Lessee that a default has occurred under the documents evidencing such loan and shall demand that the Lessee pay rentals and other amounts due under the Lease to Lender, the Lessee will honor such demand notwithstanding any contrary instructions from Lessor.

19.	The person signing this Certificate on behalf of Lessee represents and warrants that he or she is duly authorized to do so.

LESSEE:

[ ]

By:

Title:

Date:

Form of Estoppel Certificate

EXHIBIT H
FORM OF SUBORDINATION,
NON-DISTURBANCE AND ATTORNMENT AGREEMENT
See attached.
H-1
Form of Subordination, Non-Disturbance and Attornment Agreement

EXHIBIT I
FORM OF CONSENT AND AGREEMENT
REGARDING PERFORMANCE UNDER GROUND LEASE
See attached.
I-1
Form of Consent and Agreement Regarding
Performance Under Ground Lease

EXHIBIT J
FORM OF ENVIRONMENTAL INDEMNITY AGREEMENT
THIS ENVIRONMENTAL INDEMNITY AGREEMENT (“Agreement”), which is dated as of  _____,  _____, is executed by COGDELL SPENCER LP, a Delaware limited partnership (“Borrower”) and [Name of Grantor], a  _____  (“Grantor”; Borrower and Grantor being hereafter sometimes referred to individually as an “Obligor” and collectively as the “Obligors”) in favor of BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent (in such capacity and together with any successor acting in such capacity under the Credit Agreement (as defined below), “Agent”), on behalf of itself and the lenders (the “Lenders”) party to that certain Credit Agreement dated August 2, 2011 among Borrower, Cogdell Spencer Inc., Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the “Credit Agreement”).
W I T N E S S E T H:
WHEREAS, Grantor is the [owner of] [tenant under that certain Ground Lease dated  _____  (the “Lease”) between  _____  and Grantor] covering certain real property located in  _____  County,  _____  and described on Exhibit A attached hereto and incorporated herein by reference (the “Property”); and
WHEREAS, the Borrower has entered into certain financing arrangements as set forth in the Credit Agreement; and
WHEREAS, Grantor is required pursuant to the Terms of the Credit Agreement to grant a [mortgage / leasehold mortgage] to Agent for the benefit of the Lenders and other parties (the “Secured Parties”) covering the [Property/ leasehold estate created by and under the Lease and Grantor’s interest in the Lease]; and
WHEREAS, Obligors are required to enter into this Agreement pursuant to the Terms of the Credit Agreement, and the Obligors have agreed to do so.
NOW, THEREFORE, in order to comply with the terms of the Credit Agreement, and to induce Agent and the Lenders (together with their successors and assigns) to continue to maintain said financing arrangements and continue to maintain the loans under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Certain Definitions. As used in this Agreement:
(a) “Environmental Assessment” shall have the meaning set forth in Paragraph 5 of this Agreement.
(b) “Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement (hereinafter defined), against Borrower or any Obligor against or with respect to the Property or any condition, use or activity on the Property (including any such action against Agent or any Lender), and any claim at any time threatened or made by any person against any Obligor or against or with respect to the Property or any condition, use or activity on the Property (including any such claim against Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material (hereinafter defined) or any Environmental Requirement.

Form of Environmental Indemnity Agreement

(c) “Environmental Damages” shall have the meaning set forth in Paragraph 7(b) of this Agreement.
(d) “Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution and Hazardous Substances Control Act, N.C. Gen. Stat. § 143-215.77; the Inactive Hazardous Sites Act, N.C. Gen. Stat. § 130A-310; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
(e) “Environmental Requirement” means any Environmental Law (hereinafter defined), agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.
(f) “Hazardous Material” means any substance, whether solid, liquid or gaseous: which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste” or words of similar import, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property.
(g) “Indemnified Party” shall have the meaning set forth in Paragraph 7(a) of this Agreement.
(h) “On” or “on”, when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about”.
(i) “Release Date” shall have the meaning set forth in Paragraph 7(c) of this Agreement.
(j) “Trustee” shall have the meaning set forth in Paragraph 7(a) of this Agreement.

Form of Environmental Indemnity Agreement

2. Representations and Warranties. Each Obligor, after due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on the Property or elsewhere in connection with any activity on the Property, hereby represents and warrants to, and covenants with, Agent, without regard to whether Agent has or hereafter obtains any knowledge or report of the environmental condition of the Property, as follows:
(a) During the period of Borrower’s ownership of the Property, the Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on the Property; to the best of Obligors’ knowledge, no such use of the Property occurred at any time prior to the period of Borrower’s ownership of the Property; and to the best of Obligor’s knowledge, no such use on any adjacent property occurred at any time prior to the date hereof;
(b) To the best of Obligors’ knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on the Property;
(c) Obligors have received no notice and have no knowledge of any Environmental Claim or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on the Property or any adjacent property or concerning whether any condition, use or activity on the Property or any adjacent property is in violation of any Environmental Requirement;
(d) The present conditions, uses and activities on the Property do not violate any Environmental Requirement and the use of the Property which Borrower (and each tenant and subtenant, if any) makes and intends to make of the Property complies and will comply with all applicable Environmental Requirements;
(e) The Property does not appear on, and to the best of each Obligors’ knowledge has never been on, the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material;
(f) No Obligor has ever applied for and been denied environmental impairment liability insurance coverage relating to the Property; and
(g) No Obligors, nor to any Obligors’ knowledge any tenant or subtenant, has obtained or is required to obtain any permit or authorization to construct, occupy, operate, use or conduct any activity on any of the Property by reason of any Environmental Requirement.
3. Violations. No Obligor will cause, commit, permit or allow to continue (i) any violation of any Environmental Requirement (A) by any Obligor or by any other person or entity (B) by or with respect to the Property or any use of or condition or activity on the Property, or (ii) the attachment of any environmental lien to the Property. No Obligor will place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on the Property and will keep the Property free of Hazardous Material. Notwithstanding the foregoing provisions of this Section 3, Obligors shall not be in Default under this Section 3 should Obligors store minimal quantities of substances on the Property which technically could be considered Hazardous Material, provided that: such substances are of a type and are held only in a quantity normally used in connection with the construction, occupancy or operation of comparable buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices), such substances are being held, stored and used in complete and strict compliance with all applicable Environmental Requirements, and the indemnity in Section 7 of this Agreement shall always apply to such substances, and it shall be and continue to be the responsibility of Obligors to take all remedial actions required under and in accordance with Section 6 of this Agreement in the event of any unlawful release of any such substance.

Form of Environmental Indemnity Agreement

4. Notice to Agent. Each Obligor shall promptly deliver to Agent a copy of each report pertaining to the Property or to such Obligor prepared by or on behalf of any Obligor pursuant to any Environmental Requirement. Each Obligor shall immediately advise Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property, as soon as such Obligor first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.
5. Site Assessments and Information. If Agent shall ever have reason to believe that any Hazardous Material affects the Property, or if any Environmental Claim is made or threatened, or if a Default (as defined in the Deed of Trust13) shall have occurred under the Loan Documents (as defined in the Deed of Trust), or upon the occurrence of the Release Date (hereinafter defined) if requested by Agent, Obligors shall at their expense, provide to Agent from time to time, in each case within thirty (30) days after Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of the Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Agent may request, by a consulting firm acceptable to Agent and made in accordance with Agent’s established guidelines. Obligors will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to Obligors to facilitate the completion of the Environmental Assessment. If Obligors fail to furnish Agent within ten (10) days after Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if any Obligor fails to furnish to Agent such Environmental Assessment within thirty (30) days after Agent’s request, Agent may cause any such Environmental Assessment to be made at Obligor’s expense and risk. Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Agent may disclose to interested parties any information Agent ever has about the environmental condition or compliance of the Property, but shall be under no duty to disclose any such information except as may be required by law. Agent shall be under no duty to make any Environmental Assessment of the Property, and in no event shall any such Environmental Assessment by Agent be or give rise to a representation that any Hazardous Material is or is not present on the Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall Obligors or any other person be entitled to rely on any Environmental Assessment made by Agent or at Agent’s request. Agent owes no duty of care to protect Obligors or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Property.

[13]	Term to be revised as applicable for the particular instrument.

Form of Environmental Indemnity Agreement

6. Remedial Actions.
(a) If any Hazardous Material is discovered on the Property at any time and regardless of the cause, (i) Obligors shall promptly at Obligor’s sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under Obligor’s (or any of their) name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of the Property as contemplated by the Loan Documents, and provide Agent with satisfactory evidence thereof; and (ii) if requested by Agent, provide to Agent within thirty (30) days of Agent’s request a bond, letter of credit or other financial assurance evidencing to Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by clause (i) preceding and to discharge any assessments or liens established against the Property as a result of the presence of the Hazardous Material on the Property. Within fifteen (15) days after completion of such remedial actions, Obligors shall obtain and deliver to Agent an Environmental Assessment of the Property made after such completion and confirming to Agent’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material.
(b) Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Obligors fail to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Agent (without limitation of Agent’s rights to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action. All costs and expenses of such removal or other action shall be paid by Obligors.
7. Indemnity.
(a) Obligors hereby agree to protect, indemnify, defend and hold (i) Agent; (ii) the Trustee(s) under the Deed of Trust (the “Trustee”); (iii) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Lenders and/or Trustee; (iv) the Lenders; (v) the directors, officers, partners, employees and agents of Agent, Lenders and/or Trustee, and/or such persons or entities; and (vi) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities (each an “Indemnified Party”) harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages (hereinafter defined). Without limitation, the foregoing indemnity shall apply to each Indemnified Party with respect to Environmental Damages which in whole or in part are caused by or arise out of the negligence of such (and/or any other) Indemnified Party. However, such indemnity shall not apply to a particular Indemnified Party to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that particular Indemnified Party. Upon demand by Agent, Obligors shall diligently defend any Environmental Claim which affects the Property or is made or commenced against Agent or any Lender, whether alone or together with Obligors or any other person, all at Obligors’ own cost and expense and by counsel to be approved by Agent in the exercise of its reasonable judgment. In the alternative, at any time Agent may elect to conduct its own defense through counsel selected by Agent and at the cost and expense of Obligors.

Form of Environmental Indemnity Agreement

(b) As used in this Agreement, the term “Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Release Date (hereinafter defined) and arising in whole or in part from:
(1) the presence of any Hazardous Material on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property, on or before the Release Date; or
(2) any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is at any time on or before the Release Date present on the Property; or
(3) the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Release Date; or
(4) any violation on or before the Release Date, of any Environmental Requirement in effect on or before the Release Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or
(5) any Environmental Claim, or the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (1) through (4) preceding;
and regardless of whether any matter set forth in the foregoing subparagraphs (1) through (5) was caused by an Obligor or a tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party, including but not limited to (i) injury or damage to any person, property or natural resource occurring on or off of the Property, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any person or governmental authority for costs, fines or penalties expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.
(c) As used in this Agreement, the term “Release Date” means the earlier of the following two dates: (i) the date on which the indebtedness and obligations secured by the Deed of Trust have been paid and performed in full and the Deed of Trust has been released; or (ii) the date on which the lien of the Deed of Trust is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Obligors and their heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

Form of Environmental Indemnity Agreement

8. Consideration; Survival; Cumulative Rights. Obligors acknowledge that Agent has relied and will rely on the representations, warranties, covenants and agreements herein in continuing to maintain the Loans and that the execution and delivery of this Agreement is an essential condition but for which Agent would not continuing to maintain the Loans. The representations, warranties, covenants and agreements in this Agreement shall be binding upon Obligors and their successors, assigns and legal representatives and shall inure to the benefit of Agent and any Lender and their respective successors, assigns and legal representatives and participants in the Loans; and shall not terminate on the Release Date or upon the release, foreclosure or other termination of the Deed of Trust, but will survive the Release Date, the payment in full of the indebtedness secured by the Deed of Trust, foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, the release or termination of the Deed of Trust and any and all of the other Loan Documents, any investigation by or on behalf of Agent, any bankruptcy or other debtor relief proceeding, and any other event whatsoever. Any amount to be paid under this Agreement by Obligors (or any of them) shall be a demand obligation owing by Obligors (which Obligors hereby promise to pay). Agent’s rights under this Agreement shall be in addition to all rights of Agent under the Loan Documents or at law or in equity, and payments by any Obligor under this Agreement shall not reduce Obligors’ obligations and liabilities under any of the Loan Documents. The liability of Obligors or any other person under this Agreement shall not be limited or impaired in any way by any provision in the Loan Documents or applicable law limiting Obligors’ or such other person’s liability or Agent’s recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, Obligors’ (and, if applicable, such other person’s) liability hereunder being direct and primary and not as a guarantor or surety. Each Obligor hereby assigns and irrevocably transfers to Agent any and all rights of subrogation, contribution, indemnification, reimbursement or similar rights it may have against any other Obligor or any other person for Environmental Damages. Nothing in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Agent, Trustee and/or any other Indemnified Party against any Obligor or any other person under any Environmental Requirement or otherwise at law or in equity, including without limitation any rights of contribution or indemnification.
9. No Waiver. No delay or omission by Agent to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof. No waiver of any single breach or Default under this Agreement shall be deemed a waiver of any other breach or Default. Any waiver, consent or approval under this Agreement must be in writing to be effective.
10. Notices. All notices, requests, consents, demands and other communications required or which any party desires to give hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service, or by registered or certified United States mail, postage prepaid, addressed to the party to whom directed at the addresses specified at the end of this Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by telegram, telex, or facsimile. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of nationally recognized overnight courier service or United States mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or facsimile, upon receipt; provided that, service of a notice required by any applicable statute, shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

Form of Environmental Indemnity Agreement

11. Invalid Provisions. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.
12. Construction. Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate. The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof. Reference to “person” or “entity” means firms, associations, partnerships, joint ventures, trusts, limited liability companies, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.
13. Applicable Law; Forum. This Agreement is performable in the City of  _____  , North Carolina, and the laws of the State of North Carolina and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof. Obligors hereby irrevocably submit generally and unconditionally for themselves and in respect of their property to the jurisdiction of any state court, or any United States federal court, sitting in the State of North Carolina and to the jurisdiction of any state court or any United States federal court, sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Loans. Each Obligor hereby irrevocably waives, to the fullest extent permitted by law, any objection that such Obligor may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each Obligor hereby agrees and consents that, in addition to any methods of service or process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court, or any United States federal court, sitting in the state specified above, may be made by certified or registered mail, return receipt requested, directed to such Obligor at the address for notice to such Obligor stated below, or at a subsequent address of which Agent received actual notice from such Obligor in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Agent to serve process in any manner permitted by law or limit the right of Agent to bring proceedings against any Obligor in any other court or jurisdiction.
14. Execution; Modification. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement. This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.
15. Dispute Resolution.
(a) Arbitration. Except to the extent expressly provided below, any Dispute (as defined below) shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of the American Arbitration Association, or any successor thereof (“AAA”), and the “Special Rules” set forth below. “Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Documents, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or affiliate of Agent involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

Form of Environmental Indemnity Agreement

(b) Special Rules.
(i) The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the city and county where Agent is located pursuant to its address for notice purposes in this Agreement.
(ii) The arbitration shall be administered by AAA, who will appoint an arbitrator. If AAA is unwilling or unable to administer or legally precluded from administering the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).
(iii) All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.
(iv) The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.
(v) The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.
(vi) Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.
(vii) The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

Form of Environmental Indemnity Agreement

(viii) The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.
(c) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of Agent (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Agent in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Agent may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.
(d) Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.
16. Entire Agreement. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature page follows.]

Form of Environmental Indemnity Agreement

Executed under seal and dated as of the date first written above.

BORROWER:

COGDELL SPENCER LP, a Delaware limited partnership

By:		(SEAL)

Name:

Title:

The address of Borrower is:
Cogdell Spencer LP
c/o Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209-4670
Attention: Charles M. Handy, Chief Financial Officer
Telephone: (704) 940-2900
Facsimile: (704) 940-2959

GRANTOR:

[NAME OF PARTNERSHIP OR LLC], a North Carolina limited [partnership/liability company]

By:	Cogdell Spencer Advisors
Management, LLC, a Delaware limited liability company, its [General Partner/ Manager]

By:

Name:

Title:

(SEAL)

The address of Grantor is:
[Name of Partnership or LLC]
c/o Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209-4670
Attention: Charles M. Handy, Chief Financial Officer
Telephone: (704) 940-2900
Facsimile: (704) 940-2959

AGENT:

BANK OF AMERICA, N.A., a national banking association
By:

Name:

Title:

(SEAL)

The address of Agent is: Bank of America, N.A. NC1-007-11-15 100 North Tryon Street Charlotte, North Carolina 28255 Attention: Jack Redhead Telephone: (980) 388-3809 Facsimile: (980) 683-5983

Form of Environmental Indemnity Agreement

EXHIBIT A
Description of the Property

Form of Environmental Indemnity Agreement

EXHIBIT K
FORM OF PLEDGE AGREEMENT
See attached.
K-1
Form of Pledge Agreement